EXHIBIT 10.2
                                                                    ------------

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                                CREDIT AGREEMENT


                                  by and among

                               RSVP HOLDINGS, LLC

                     RECKSON STRATEGIC VENTURE PARTNERS, LLC

                   RECKSON ASSET PARTNERS, LLC, as Borrowers,


                                       and


                      GMAC COMMERCIAL MORTGAGE CORPORATION,

                                    as Lender


                         Dated as of September __, 2003

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                                TABLE OF CONTENTS

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SECTION 1 DEFINITIONS....................................................................................1
         1.1      Defined Terms..........................................................................1
         1.2      Other Definitional Provisions.........................................................19

SECTION 2 AMOUNT AND TERMS OF COMMITMENT................................................................19
         2.1      Loan..................................................................................19
         2.2      Procedure for Loan Borrowing..........................................................20
         2.3      Repayment of Loan; Evidence of Debt...................................................20
         2.4      Accrual of Interest; Mandatory Payments and Prepayments...............................20
         2.5      Optional Prepayments..................................................................21
         2.6      Default Rate; No Set-off..............................................................21
         2.7      Payments Generally....................................................................21
         2.8      Intentionally Omitted.................................................................22
         2.9      Intentionally Omitted.................................................................22
         2.10     Fees..................................................................................22

SECTION 3 REPRESENTATIONS AND WARRANTIES................................................................22
         3.1      Financial Condition...................................................................23
         3.2      No Change.............................................................................25
         3.3      Existence; Compliance with Law........................................................25
         3.4      Limited Liability Company, Partnership and Corporate Power; Authorization;
                  Enforceable Obligations...............................................................25
         3.5      No Legal Bar..........................................................................26
         3.6      No Material Litigation................................................................26
         3.7      No Default............................................................................26
         3.8      Real Properties.......................................................................26
         3.9      Intellectual Property.................................................................28
         3.10     Intentionally Omitted.................................................................28
         3.11     Capitalization........................................................................28
         3.12     Indebtedness..........................................................................29
         3.13     Intentionally Omitted.................................................................29
         3.14     Taxes.................................................................................29
         3.15     Federal Regulations...................................................................30
         3.16     ERISA and Labor Matters...............................................................30
         3.17     Investment Company Act; Other Regulations.............................................30
         3.18     Purpose of Loan.......................................................................31
         3.19     Intentionally Omitted.................................................................31
         3.20     Certain Transactions..................................................................31
         3.21     Solvency..............................................................................31
         3.22     Material Misstatements................................................................31
         3.23     Leases................................................................................32
         3.24     Ground Leases.........................................................................32

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         3.25     Joint Ventures........................................................................32
         3.26     Employment Contracts..................................................................33

SECTION 4 CONDITIONS PRECEDENT..........................................................................34

SECTION 5 AFFIRMATIVE COVENANTS.........................................................................34
         5.1      Financial Information.................................................................34
         5.2      Annual Budgets........................................................................35
         5.3      Cash Collateral.......................................................................35
         5.4      Payment of Obligations................................................................36
         5.5      Maintenance of Existence..............................................................36
         5.6      Maintenance of Property; Insurance....................................................36
         5.7      Inspection of Property; Books and Records; Discussions................................37
         5.8      Notices...............................................................................37
         5.9      Melville-Catskills Platform Environmental Covenants...................................38
         5.10     Management............................................................................38
         5.11     Ground Leases.........................................................................38
         5.12     Joint Ventures........................................................................40

SECTION 6 NEGATIVE COVENANTS............................................................................41
         6.1      Limitation on Indebtedness............................................................41
         6.2      Limitation on Liens...................................................................42
         6.3      Limitation on Guarantee Obligations...................................................43
         6.4      Limitation on Structure and Operation of Business.....................................44
         6.5      Limitation on Fundamental Changes and Sale of Assets..................................45
         6.6      Limitation on Dividends...............................................................46
         6.7      Student  Housing Underwritten Net Cash Flow...........................................46
         6.8      Wilton Underwritten Net Cash Flow.....................................................46
         6.9      Platform Affiliate Change of Control..................................................46
         6.10     Limitation on Melville-Catskill Platform Financing....................................46
         6.11     Limitation on Investments, Loan and Advances..........................................47
         6.12     Limitation on Optional Payments and Modifications of Material Agreements..............47
         6.13     Limitation on Transactions with Affiliates............................................48
         6.14     Limitation on Sales and Leasebacks....................................................48
         6.15     Limitation on Operation of Properties.................................................48
         6.16     Limitation on Changes in Fiscal Year..................................................49
         6.17     Zoning and Uses.......................................................................49
         6.18     Alterations and Expansions............................................................49
         6.19     Leasing...............................................................................51
         6.20     Nonexempt ERISA Transactions..........................................................51
         6.21     Management............................................................................51
         6.22     Intentionally Omitted.................................................................51
         6.23     Ground Leases.........................................................................51
         6.24     Joint Ventures........................................................................52
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                                       ii

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SECTION 7 EVENTS OF DEFAULT.............................................................................53
         7.1      Events of Default; Remedies...........................................................53

SECTION 8 ASSIGNMENT AND PARTICIPATIONS.................................................................56
         8.1      Assignment by Lender; Participations..................................................56

SECTION 9 MISCELLANEOUS.................................................................................59
         9.1      Amendments and Waivers................................................................59
         9.2      Notices...............................................................................59
         9.3      No Waiver; Cumulative Remedies........................................................60
         9.4      Survival of Representations and Warranties............................................61
         9.5      Payment of Expenses...................................................................61
         9.6      Successors and Assigns; Participations................................................62
         9.7      Intentionally Omitted.................................................................62
         9.8      Set-off...............................................................................62
         9.9      Counterparts..........................................................................62
         9.10     Severability..........................................................................62
         9.11     Integration...........................................................................62
         9.12     GOVERNING LAW.........................................................................63
         9.13     Submission To Jurisdiction; Waivers...................................................63
         9.14     Acknowledgments.......................................................................63
         9.15     WAIVERS OF JURY TRIAL.................................................................64
         9.16     Joint and Several Obligation..........................................................64
         9.17     Confidentiality.......................................................................64

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SCHEDULES

Schedule 1.1(a)                 Existing Senior Financing
Schedule 1.1(b)                 Platform Affiliates and Property Affiliates
Schedule 1.1(c)                 Pre-Approved Qualified Transferees
Schedule 1.1(d)                 Properties and Real Properties
Schedule 1.1(e)                 Release Prices
Schedule 1.1(f)                 Subsidiary Guarantors
Schedule 1.1(g)                 Other Entities
Schedule 3.1(f)                 Sale, Transfer and Disposition
Schedule 3.1(k)                 Bank Balances
Schedule 3.2                    Material Adverse Change
Schedule 3.4                    Consents and Recognition Agreements
Schedule 3.6                    Material Litigation
Schedule 3.7                    Estoppels
Schedule 3.8(c)                 Condemnation Proceedings
Schedule 3.8(d)                 Rights of First Refusal; Options
Schedule 3.8(f)                 Third-Party Reports
Schedule 3.11                   Capitalization; Unreturned Capital Contributions
Schedule 3.12                   Indebtedness


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Schedule 3.18                   Sources and Uses of Loan
Schedule 3.20                   Certain Transactions
Schedule 3.24                   Ground Leases
Schedule 3.25                   Joint Venture Agreements
Schedule 3.25(c)                Rights of First Offer; Options of Joint Ventures
Schedule 3.25(i)                Voting Trust of Joint Ventures
Schedule 3.26                   Employment Contracts
Schedule 5.1                    Required Financial Information
Schedule 6.1                    Outstanding Indebtedness
Schedule 6.2                    Liens
Schedule 6.2(n)                 Other Liens
Schedule 6.3                    Guarantee Obligations
Schedule 8.1                    Competitors


                                       iv


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                  CREDIT AGREEMENT, dated as of September __, 2003, by and among
RSVP HOLDINGS, LLC, a Delaware limited liability company ("RSVP Holdings"), RECKSON STRATEGIC VENTURE PARTNERS, LLC, a Delaware limited liability company ("RSVP"), and RECKSON ASSET PARTNERS, LLC, a Delaware limited liability company ("RAP"; collectively, jointly and severally, with RSVP Holdings and RSVP, the "Borrowers"), and GMAC COMMERCIAL MORTGAGE CORPORATION (the "Lender").

                               W I T N E S S E T H

                  WHEREAS, the Borrowers are engaged in the business, among other things, of owning interests in entities that own interests in real estate.

                  WHEREAS, to provide a portion of the funding for the Class A Redemption, the Borrowers have requested that the Lender provide a term loan in an aggregate original principal amount of $60 million; and

                  WHEREAS, the Lender has agreed to make the requested term loan available to the Borrowers on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1

                                   DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate": as to any Person, any other Person (other than, in case of the Borrowers, a Subsidiary Guarantor) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and with respect to a Person who is an individual, (a) the spouse or any family member of such Person, (b) a trust established for the benefit of such Person or such Person's spouse or a lineal descendant of such Person, which trust is controlled by such Person, such spouse or any such lineal descendant, or (c) any personal representative, estate or executor under any will of such Person, such spouse or any such family member, or pursuant to the laws of intestate succession. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Upon exercise by the Borrowers of their cure rights pursuant to the last paragraph of Section 7.1 with respect to a Platform Affiliate, such Platform Affiliate will, for all purposes of this Agreement, from the date of such cure be deemed to be an Affiliate.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Alteration":  as defined in Section 6.18.

                  "Approved Annual Budget":  as defined in Section 5.2.

                  "Assignee":  as defined in Section 9.6(c).

                  "Assignment of Proceeds": an Assignment of Proceeds made in favor of RSVP and collaterally assigned to Lender as security for the Obligations, in form and substance reasonably satisfactory to the Lender, that provides for, subject and subordinate to any Senior Pledge, (a) the assignment by each Catskills Assignor to RSVP of any and all proceeds (including, without limitation, dividends, distributions , redemptions, refinancing proceeds and sale proceeds (collectively, the "Catskills Proceeds")) of Capital Stock in any Melville-Catskill Person or any Person that owns an interest in property formerly owned by a Melville-Catskill Person until such time as the Obligations have been paid in full, (b) the granting to RSVP of a security interest, subject and subordinate to any Senior Pledge, in all Catskills Proceeds and the perfection of such security interest, (c) a negative pledge on Catskills Proceeds other than in favor of the Senior Mezzanine Lender, (d) the consent to RSVP collaterally assigning such Assignment of Proceeds to the Lender and (e) to provide certain notices reasonably requested by the Lender.

                  "Back Stop Guarantee Agreement": the Back Stop Guarantee Agreement, dated as of the date hereof, by Seth Lipsay and Steven H. Shepsman in favor of GMAC.

                  "Borrowers":  as defined in the preamble hereto.

                  "Business":  as defined in Section 3.19(b).

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Business Plan": the Borrowers' preliminary RSVP Budget for the period commencing on or about August 15, 2003 and ending August 15, 2007; copies of which have been received and approved by the Lender; provided that following delivery of (x) the updated Business Plan pursuant to Section 5.1, "Business Plan" shall mean such updated Business Plan and (y) any Approved Annual Budget pursuant to Section 5.2, the Business Plan shall be deemed supplemented by such Approved Annual Budget.

                  "Capital Events": any sale, lease or transfer of any assets in respect of any of the Properties, any incurrence or refinancing of Indebtedness in respect of any of the Properties, any casualty, condemnation by power of eminent domain or transfer in lieu thereof involving any of the Properties. As used in this definition, (i) in no event shall a "lease" include (1) any residential leases of individual units of the Student Housing Platform or (2) any sublease entered into by and between any tenant which is in privity with the applicable Borrowers, Subsidiaries or Property Affiliates and any third party which is not an Affiliate of such Borrowers, Subsidiaries or Property Affiliates and (ii) in no event shall a "refinancing" include any refinancing that does not result in excess refinance proceeds being received by Borrowers.

                  "Capital Lease Obligations": of any Person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.



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                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                  "Catskills Assignor": as defined in Section 2.8.

                  "Catskills Proceeds": as defined in the definition of "Assignment of Proceeds".

                  "Cash Collateral Account": as defined in the Cash Collateral Agreement.

                  "Cash Collateral Agreement": the Cash Collateral Agreement dated the date hereof, executed by the Borrowers, the Lender and PNC Bank, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

                  "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of the Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody's, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.


                                      -3-
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                  "Change of Control": unless the Lender's Prior Consent is
first obtained, the occurrence of any of the following:

                  (a) RSVP Holdings ceasing to own and control 100% of the outstanding Capital Stock of RSVP;

                  (b) RSVP ceasing to own and control 66.67% of the outstanding Capital Stock of RAP;

                  (c) ROP or any Qualified Transferee ceasing to own and control
(i) 33.33% of the outstanding Capital Stock of RAP and (ii) as long as the debt of FrontLine is outstanding, the percentage of FrontLine debt owned by ROP on the date hereof;

                  (d) RSIFM ceasing to own and control 100% of the outstanding Class A Capital Stock of RSVP Holdings;

                  (e) FrontLine and/or the existing creditors of FrontLine and their Qualified Transferees ceasing to own and control 100% of the outstanding Capital Stock of RSIFM; provided, that ROP and its Qualified Transferees in their capacity as a creditor of FrontLine may not own less than the greater of
(i) a majority and (ii) the ratable percentage based on FrontLine's debt held by ROP on the date hereof of the outstanding Capital Stock of RSIFM;

                  (f) Reckson, and/or any Qualified Transferee ceasing to own and control 90% of the general partnership interests of ROP as long as any Person other than Reckson and/or a Qualified Transferee which owns a general partnership interest in ROP has no right (other than in conjunction with Reckson and/or a Qualified Transferee) to direct or control any activities of ROP; or

                  (g) (i) the acquisition of ownership, directly or indirectly, beneficially or of record by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission promulgated thereunder as in effect as of the date hereof) of shares of Capital Stock of Reckson representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Reckson and (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Reckson (the "Board") by persons who are not (i) on the Board on the date hereof, (ii) nominated by the Board or
(iii) appointed by the directors so nominated.

                  "Class A Redemption": the redemption or purchase of all of the remaining Class A preferred equity membership interests in RSVP held by UBS and Stratum on the Closing Date.


                                      -4-
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                  "Closing Date": the date on which the Loan is fully funded, being the date hereof.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": those assets upon which a Lien is purported to be created by any Security Document.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Code.

                  "Consents":  as defined in Section 3.4.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Deposit Bank":  PNC Bank, National Association.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Environmental Indemnity Agreement": the Environmental Indemnity Agreement dated as of the date hereof by and among the Borrowers, certain of the other Loan Parties and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Epoch Senior Living Platform": the properties and related assets in the assisted living sector which are listed on Schedule 1.1(d).


                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Estoppel":  as defined in Section 3.7.

                  "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.



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                  "Excess Cash Flow": all cash actually received by the
Borrowers (other than "New Money" as defined in the RSVP Holdings Operating Agreement) from operations of the Properties plus all Net Cash Proceeds (other than (x) Titan Excluded Proceeds and (y) proceeds from any Permitted Property Financing constituting construction financing for the Wilton Platform to the extent of any amounts previously withdrawn from the Tollway Construction Reserve Account (as defined in the Cash Collateral Agreement) plus up to $1,400,000 and deposited in the Catskill Operating Deficit Reserves Account (as defined in the Cash Collateral Agreement)) received by the Borrowers as a result of any Capital Event, less, in the case of receipts from operations of the Properties, any amounts necessary to cause the amounts on deposit in the RSVP Overhead Reserve Account to equal the then current amount of RSVP Overhead Reserve (as defined in the Cash Collateral Agreement).

                  "Existing Senior Financing": Indebtedness in respect of the Properties or the Platform Affiliates identified on Schedule 1.1(a) hereto.

                  "Expansion": as defined in Section 6.18.

                  "Extension Date": the Business Day immediately prior to the third anniversary of the Closing Date.

                  "Extension Term Conditions": (x) the delivery to the Lender no more than ninety (90) (but at least sixty (60)) days prior to the Extension Date of a certificate of each Borrower (i) at the election of the Borrowers, requesting confirmation by the Lender of the amount required to be paid in order to meet the conditions set forth in (c) and (d) on the Extension Date below and
(ii) certifying the Borrowers' election to extend the Loan Termination Date and
(y) the satisfaction on the Extension Date of each of the following conditions precedent on the Extension Date:

                  (a) no Default or Event of Default has occurred and is continuing under this Agreement or any of the Loan Documents;

                  (b) the Senior Debt LTV Ratio shall be no more than 70% and the Mezzanine Debt LTV Ratio shall be no more than 75%;

                  (c) the Borrowers shall have Underwritten Net Cash Flow sufficient to result in the payment of the Minimum Accrual Rate on the principal amount of the Loan following the Extension Date on the first Business Day of each month;

                  (d) the Borrowers shall have satisfied the Minimum Debt Service Payments;

                  (e) the Management Agreement shall be in full force and effect and shall continue in full force and effect until the date which is at least 180 days beyond the fourth anniversary of the Closing Date;

                  (f) the outstanding principal amount of the Loan at such time (including all capitalized interest in respect thereof) shall not exceed $40,000,000;

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                  (g) the Lender shall have received an extension fee, in
immediately available funds, in an amount equal to 1.00% of the outstanding principal amount of the Loan (including all capitalized interest in respect thereof); and

                  (h) the extension of environmental insurance policies required pursuant to Section 5.6 until the sixth anniversary of the Closing Date.

                  The Lender shall have thirty (30) days with which to respond to the Borrowers' request for a determination of the amount required to be paid as stated in (x)(i) above.

                  Notwithstanding the foregoing (or any other provision to the contrary contained in this Agreement), in no event shall the Loan be extended as aforesaid (even if all of the foregoing conditions precedent shall have occurred) unless Lender receives a certificate from each guarantor of the Loan certifying each such guarantor's election to extend the Loan Termination Date.

                  "Fees":  as defined in Section 2.10.

                  "FrontLine":  FrontLine Capital Group, a Delaware corporation.

                  "FrontLine Bankruptcy": the Federal Bankruptcy case relating to FrontLine filed in the Southern District of New York on June 12, 2002.

                  "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                  "GMAC": GMAC Commercial Mortgage Corporation, a California corporation.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Ground Leases": those ground leases pursuant to which any Property Affiliate leases any Real Property as listed and described in Schedule 3.24, and any amendments, restatements or supplements thereto in effect as of the date hereof or hereafter entered into in accordance with this Agreement.

                  "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement, dated the date hereof in favor of the Lender, executed by ROP, RSIFM, New World, New World Realty Management, LLC, the Borrowers and the Subsidiary Guarantors, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case) guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

                  "Indebtedness": of any Person shall mean, without duplication,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than solely on past due amounts), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business),
(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantee Obligations of such Person in respect of the Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements or other swap agreements and (j) all obligations of such Person as an account party in respect of letters of credit.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Intellectual Property": as defined in Section 3.9.

                  "Intercreditor Agreement": the letter agreement dated as of the date hereof by and among ROP, BT Holdings (NY), Inc., the Borrowers and GMAC.

                  "Interest Rate": an interest rate of 13.75%, provided that if the Wilton Construction Loan shall not have been entered into by (i) December 31, 2003, then from January 1, 2004 until the earlier of (x) entering into the Wilton Construction Loan and (y) January 31, 2004, the Interest Rate shall be 14.75%, (ii) January 31, 2004, then from February 1, 2004, until the earlier of
(x) entering into the Wilton Construction Loan and (y) February 29, 2004, the

Interest Rate shall be 15.75% and (iii) February 29, 2004, then from March 1, 2004 until the earlier of (x) entering into the Wilton Construction Loan and (y) March 31, 2004, the Interest Rate shall be 16.75%, in each case, compounded monthly, computed on the basis of the actual number of days elapsed over a year of 360 days; provided that at any time when the foregoing proviso is not applicable the Interest Rate shall be 13.75%.

                  "Joint Venture": the Subsidiary Joint Ventures and the Platform Joint Ventures.

                  "Joint Venture Agreements": those agreements listed and described in Schedule 3.25(a) and Schedule 3.25(b), and any amendments, restatements or supplements thereto in effect as of the date hereof or hereafter entered into in accordance with this Agreement.

                  "Joint Venture Interest": all right, title and interest of the applicable Subsidiary Guarantor or Platform Affiliate in a Joint Venture.

                  "Lease": any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the date hereof or hereafter entered into, pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space (including garage or retail space) in the Real Properties and in which the applicable Property Affiliate owns the lessor's (or equivalent) position thereunder, and every modification or amendment thereof or thereto or other agreement relating thereto and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. In no event shall the term "Lease" include (i) any residential leases of individual units of the Student Housing Platform or (ii) any sublease entered into by and between any tenant which is in privity with the applicable Borrowers, Subsidiary Guarantors or Property Affiliates and any third party which is not an Affiliate of such Borrowers, Subsidiary Guarantors or Property Affiliates.

                  "Lender":  as defined in the preamble hereto.

                  "Lender's Prior Consent": with respect to any Change of Control, GMAC shall give or withhold its consent or shall be deemed to have given its consent to such Change of Control as follows:

                  (a) except as provided in clauses (b), (c) and (d) below, GMAC may consent or withhold its consent to any transaction which results in a Change of Control in its sole and absolute discretion;

                  (b) with respect to any transaction with a Qualified Transferee (that is not a Pre-Approved Qualified Transferee) which results in a Change of Control, GMAC may consent or withhold its consent to such transaction in its sole and good faith discretion. In deciding whether or not to give such consent, GMAC may, among other things, consider if any Person which has a substantial investment in any proposed Qualified Transferee has defaulted under any agreement with GMAC or has been an adverse party in any past, present or threatened litigation with the GMAC;

                  (c) with respect to any transaction with a Pre-Approved Qualified Transferee who remains a Qualified Transferee at the time of such transfer and has had no change in control since the date such Person was approved by GMAC as a Pre-Approved Qualified Transferee which results in a Change of Control of Reckson as set forth in clause (g) of the definition of "Change of Control", the GMAC shall be deemed to have given its consent to such transaction; and

                  (d) with respect to any transaction with a transferee that is an Affiliate of the transferor prior to such transaction which results in a Change of Control, the consent of GMAC shall not be unreasonably withheld, conditioned or delayed.

                  With respect to any transactions as to which the Borrowers have obtained the Lender's Prior Consent with respect to clause (a) or (b) (other than with respect to clause (c)(ii) of the definition of "Change of Control") of this definition, such consent shall not be effective unless and until GMAC shall have received the consent fee in an amount equal to 1.5% of the then outstanding principal amount of the Loan (including capitalized interest with respect thereto) payable to GMAC by the Borrowers pursuant to Section 2.10.

                  "Lien": with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan":  as defined in Section 2.1.

                  "Loan Documents": this Agreement, the Note, the Guarantee and Collateral Agreement, the Environmental Indemnity Agreement, the Cash Collateral Agreement, the Intercreditor Agreement, the Subordination Agreement, the Back Stop Guarantee Agreement, and the other Security Documents.

                  "Loan Party": the collective reference to ROP, New World, RSIFM, the Borrowers and the Subsidiary Guarantors.

                  "Loan Termination Date": the third anniversary of the Closing Date; provided, that the Loan Termination Date shall be extended to the fourth anniversary of the Closing Date if the Borrowers shall have satisfied each of the Extension Term Conditions prior to the Extension Date.

                  "Management Agreement": the Management Agreement, dated as of April 29, 2003, by and among the Borrowers and the Manager, and any amendment, supplement, replacement or other modifications thereto (approved by the Lender in its discretion which shall not be unreasonably withheld, conditioned or delayed) other than modifications provided in the Management Agreement as in effect on the date hereof which are ordinary course and immaterial which modifications do not require the Lender's approval.

                  "Manager": shall mean New World Realty Management, LLC and any replacement manager therefor, acceptable to the Lender in its sole discretion; provided that Scott Rechler or any entity directly or indirectly controlled by him or by Reckson will be deemed acceptable as a replacement manager as long as the Lender receives evidence reasonably satisfactory to it that such Person will have or has experienced and qualified employees who will devote significant and appropriate time to its management responsibilities.

                  "Margin Stock": shall have the meaning assigned to such term in Regulation U.

                  "Material Adverse Effect": a material adverse effect on (a) the business, operations, property and condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, or any of the Real Properties, individually or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

                  "Material Lease":  as defined in Section 6.19.

                  "Maturity Date": the earlier of the Loan Termination Date or the date on which the Loan becomes due and payable pursuant to Section 7 of this Agreement.

                  "Melville-Catskill Persons": as defined in Section 2.8.


                  "Melville-Catskill Platform": the properties and related assets in the resort, residential and gaming sectors which are listed on
Schedule 1.1(d).

                  "Mezzanine Debt LTV Ratio": as of any date of determination, the ratio of Total LTV Indebtedness to the fair market value of the Properties, as determined by the Lender, in its sole discretion.

                  "Minimum Accrual Rate": an interest rate, computed on the principal amount of the Loan outstanding from time to time, of 10.0%, compounded monthly, computed on the basis of the actual number of days elapsed over a year of 360 days.

                  "Minimum Debt Service Payments": payments such that on the last day of the twenty-fourth month following the Closing Date, the Lender has received cash payments at least equal to the Minimum Accrual Rate for such twenty-four month period.

                  "Moody's": Moody's Investors Service, Inc., and its successors and assigns.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": with respect to any event (a) the cash proceeds actually received by the Borrowers in respect of such event including
(i) any cash actually received in respect of any non-cash proceeds, but only as and when actually received, (ii) in the case of a casualty, insurance proceeds, but only as and when actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, but only as and when actually received, in each case less (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by the Borrowers to third parties (other than Affiliates excluding the Disposition Fee payable to New World Realty Management, LLC pursuant to the Management Agreement) in connection with such event, (ii) in the case of a sale, transfer or other disposition of any asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrowers as a result of such event to repay Indebtedness (other than the Loan) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers, and the amount of any reserves established by the Borrowers to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are attributable to such event (as determined reasonably and in good faith by the Borrowers).

                  "New World": New World Realty, LLC, a Delaware limited liability company.

                  "Note": the Note dated the date hereof, made by the Borrowers, payable to the order of the Lender evidencing the Obligations, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

                  "Obligations": the collective reference to the unpaid principal of and interest on the Loan and all other obligations and liabilities of the Borrowers (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Lender, whether absolute or contingent, due, or now existing or hereafter incurred or which may arise under this Agreement or the other Loan Documents, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Lender if same are required to be paid by the Borrowers pursuant to the terms of any of the foregoing agreements).

                  "Other Charges": all impositions, assessments or other similar charges, other than Taxes, now or hereafter levied or assessed or imposed against a Property or any part thereof and payable by a Borrower.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, other otherwise with respect to, this Agreement or any other Loan Document.

                  "Participants": as defined in Section 8.1(a).

                  "Payment Date": the first Business Day of each month occurring from and after October 1, 2003, and, if applicable, the third Business Day following each date on which Net Cash Proceeds from a Capital Event are actually received by Borrower.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Permitted Property Financing": the incurrence of Indebtedness under Section 6.1(c) of this Agreement by any Property Affiliate in the ordinary course of business consistent with the Business Plan with respect to such Property which does not result in any Event of Default.

                  "Person": an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

                  "Plan": at a particular time, any employee pension benefit plan which is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Platform": the collective reference to each of the Epoch Senior Living Platform, the Melville-Catskill Platform, the Student Housing Platform and the Wilton Platform.

                  "Platform Affiliate": any Person other than a Subsidiary Guarantor in which any Borrower directly or indirectly owns any Capital Stock and which either (i) owns a direct or indirect interest in any Real Properties, or (ii) directly or indirectly manage any real property including, without limitation, each Property Affiliate and each Person listed on Schedule 1.1(b).

                  "Platform Joint Venture": a joint venture consisting of one or more Platform Affiliates, on the one hand, and one or more third parties that are not Affiliates, on the other hand, and which is constituted pursuant to an agreement listed and described in Schedule 3.25(b) annexed hereto.

                  "Pre-Approved Qualified Transferee": a Qualified Transferee mutually agreed upon by the Borrowers and the Lender and listed on Schedule 1.1(c) to this Agreement. It being understood that Schedule 1.1(c) may be reviewed by the Lender from time to time, and that the Lender can require in its discretion not to be unreasonably withheld, conditioned or delayed that a Pre-Approved Qualified Transferee be removed from such Schedule 1.1(c); provided, that Schedule 1.1(c) shall always include at least five (5) Pre-Approved Qualified Transferees.

                  "Properties": all direct and indirect investments and interests of the Borrowers in the Student Housing Platform, the Epoch Senior Living Platform, the Melville-Catskill Platform, the Wilton Platform and any Platform Affiliate and all other properties and related interests and assets in which any Borrower has any direct or indirect interest including, without limitation, those properties and related interests and assets listed on Schedule 1.1(d) to this Agreement. Notwithstanding anything herein to the contrary, "Properties" shall not include the properties and assets of Epoch SLVI Inc. and its Subsidiaries.

                  "Property Affiliate": any Platform Affiliate which directly owns or leases any of the Real Properties including, without limitation, each Person listed on Schedule 1.1(b) on the Closing Date.

                  "Qualified Transferee": any Person which satisfies each of the following conditions:

                  (a) such Person owns real estate assets with a fair market value in excess of $3.0 billion and has net worth or shareholder's equity in excess of $1.5 billion;

                  (b) such Person has a credit rating of at least BBB- by S&P and at least Baa3 by Moody's;

                  (c) such Person is not in default under any agreement with the Lender or an adverse party in any past, present or threatened litigation with the Lender; and

                  (d) such Change of Control does not result in the termination of the Management Agreement unless a new Manager satisfactory to the Lender in its sole discretion has affirmed the existing Management Agreement, or entered into a new "Management Agreement".

                  "Real Property": Properties which are direct interests in real property or leases (as lessee) of real property and which are identified on
Schedule 1.1(d).

                  "Reckson": Reckson Associates Realty Corp., a Maryland corporation.

                  "Recognition Agreements": as defined in Section 3.4.

                  "Register": as defined in Section 9.6(d).

                  "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "Release Prices": with respect to any Property, the amount set forth opposite such Property on Schedule 1.1(e) to this Agreement; provided that if any Release Price is greater than the then outstanding amount of the Obligations, such Release Price will be deemed to be the then outstanding amount of the Obligations.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject including, building and zoning ordinances and codes.

                  "Reserve Accounts": as defined in the Cash Collateral
Agreement.

                  "Right of First Offer": for so long as GMAC has not sold or participated more than 75% of the Loan and has retained the servicing aspects of the Loan, with respect to any Indebtedness or any other financing arrangement (including, without limitation, any mezzanine financing, first or second mortgage financing, preferred equity financing or equity financing) secured by or related to any Property, other than construction financing for the Wilton Platform, shall consist of the following to the extent that any Borrower has the ability or right to control or direct the incurrence of any such Indebtedness or other financing arrangement:

                  (a) prior to any discussions with any prospective bank, lender or other funding source, by any Borrower with respect to such Indebtedness, the applicable Borrower shall request that GMAC or its wholly owned or controlled affiliates provide such Borrower with proposed terms for the financing of such Indebtedness with GMAC acting as principal for such financing and not as agent or investment advisor;

                  (b) no earlier than 15 Business Days after such request, the applicable Borrower may discuss such Indebtedness with other prospective lenders or funding sources;

                  (c) at least 10 Business Days prior to the execution of a commitment letter (binding or otherwise), reimbursement or indemnification letter with respect to the expenses borne by such prospective lender or funding source, or definitive documentation with respect to such Indebtedness, the applicable Borrower will provide a summary of the material terms of the Indebtedness as proposed by such prospective lender or funding source; and

                  (d) at least 5 Business Days prior to the execution of a commitment letter (binding or otherwise), reimbursement or indemnification letter with respect to the expenses borne by such prospective lender or funding source, or definitive documentation with respect to such Indebtedness, the applicable Borrower will meet with GMAC or its wholly owned or controlled affiliates to discuss any counter proposals GMAC or its wholly owned or controlled affiliates may offer with respect to the funding of such Indebtedness.

                  "ROP": Reckson Operating Partnership, L.P., a Delaware limited partnership.

                  "ROP Threshold Amount": means (a) infinity or (b) if Reckson or its Qualified Transferee, as applicable, should have equity market capitalization of less than $500,000,000, then $5,000,000.

                  "RSIFM": RSI Fund Management, LLC, a Delaware limited liability company.

                  "RSVP Holdings Operating Agreement": the Amended and Restated Limited Liability Company Agreement of RSVP Holdings dated as of April 29, 2003, among RSVP Holdings, RSIFM, New World and RSVP Management Partners, LLC, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "S&P": Standard and Poor's Rating Group, and its successors and assigns.

                  "Security Documents": the collective reference to the Subordination Agreement, the Cash Collateral Agreement, the Guarantee and Collateral Agreement, any Assignment of Proceeds and all other security documents hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

                  "Senior Debt LTV Ratio": as of any date of determination, the ratio of the then outstanding aggregate principal amount of the Existing Senior Financing and any Permitted Property Financing to the fair market value of the Properties, as determined by the Lender, in its sole discretion.

                  "Senior Mezzanine Lender": shall mean any lender other than Reckson, ROP, RSIFM, New World or any Affiliate of any thereof with respect to the Melville-Catskill Platform.

                  "Senior Pledge": shall mean a pledge by any Catskills Assignor to a Senior Mezzanine Lender of its Capital Stock in any Melville-Catskill Person, including a pledge of all Catskills Proceeds relating thereto.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Standard Termination": with respect to any Single Employer Plan, a standard termination described in Section 4041(b) of ERISA.

                  "Stratum": Stratum Realty Fund, L.P.

                  "Student Housing Platform": the properties, related assets and entities in the student housing sector which are listed on Schedule 1.1(d).

                  "Subordination Agreement": the Intercreditor and Subordination Agreement, dated as of the date hereof, among the Manager, RSIFM, ROP and the Lender in respect of (i) the Manager's management and disposition fees pursuant to the Management Agreement, (ii) RSIFM's Service Fee pursuant to the Amended and Restated Limited Liability Company Agreement of RSVP Holdings, dated as of April 29, 2003, and any amendment, supplement, replacement or other modification thereto and (iii) ROP's Guarantee Fee pursuant to that Side Letter among RAP, RSVP Holdings, RSIFM and ROP dated as of the date hereof.

                  "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

                  "Subsidiary Guarantors": the wholly owned Subsidiaries of the Borrowers listed on Schedule 1.1(f).

                  "Subsidiary Joint Venture": a joint venture consisting of one or more Subsidiary Guarantors, on the one hand, and one or more third parties that are not Affiliates, on the other hand, and which is constituted pursuant to an agreement listed and described in Schedule 3.25(a).

                  "Taxes": all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, use and occupancy taxes and other governmental charges now or hereafter levied or assessed or imposed against any of the Properties or any Borrower with respect to the Properties or the rents therefrom or which may become Liens upon the Properties, other than any Other Charges.

                  "Tenant": any Person liable by contract or otherwise to pay all monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

                  "Tenant Improvements": the improvements, fixtures and furnishings which have been or will be installed in space at any Real Property for any Tenant or any lessee of a residential unit of the Student Housing Platform (i) in order to prepare such Tenant's or lessee's space for its initial occupancy or (ii) in connection with a renewal or extension of such Tenant's Lease or such lessee's lease, as the case may be.

                  "Third Party Reports": as defined in Section 3.8(f).


                  "Titan JV": the Subsidiary Joint Venture constituted pursuant to the Joint Venture Agreement listed as Item 6 in Schedule 3.25.

                  "Titan Excluded Proceeds": up to $3 million of Net Cash Proceeds received by Titan JV from Capital Events or released from senior lender escrow which are reinvested in the Student Housing Platform in accordance with
Section 6.11(d).

                  "Total LTV Indebtedness": at any time, the sum of the principal amount (including capitalized interest) of the Existing Senior Financing, any Permitted Property Financing and the Loan.

                  "Treasury Rate": the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Yield Maintenance Period; provided, however, that if the then remaining Yield Maintenance Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the then remaining Yield Maintenance Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                  "UBS":  UBS Real Estate Securities Inc.

                  "Underwritten Net Cash Flow": For the period of 12 months following any date of determination, projected cash receipts of the Borrowers or any Platform, as the case may be, from recurring operations (excluding Capital Events) of the Properties less (i) projected operating expenses of the Borrowers or such Platform from recurring operations, (ii) replacement reserves, as applicable and (iii) normalized tenant improvements and leasing commissions, as applicable, as the case may be, as determined by the Lender in its sole discretion.

                  "Unrestricted Property": as defined in Section 6.10.

                  "Wilton Construction Loan": means a construction loan entered into by entities in the Wilton Platform in an amount sufficient to complete the construction of the project for the Wilton Platform in accordance with the Approved Annual Budget and having market terms and conditions all as approved by the Lender in its discretion not to be unreasonably withheld, conditioned or delayed.

                  "Wilton Platform": the properties and related assets in which RSVP owns a direct or indirect interest in the retail sector which are listed on
Schedule 1.1(d).

                  "Yield Maintenance Period": the period from the Closing Date through and including the date which is eighteen (18) months after the Closing Date.

                  "Yield Maintenance Premium": as of any date of determination during the Yield Maintenance Period, with respect to the Loan, the present value at such time of all interest that would have accrued pursuant to this Agreement in respect of the amount of the Loan subject to payment of Yield Maintenance Premium in accordance with Section 2.4(c) through the end of the Yield Maintenance Period, computed using a discount rate equal to the Treasury Rate.

         1.2      Other Definitional Provisions.


                  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto.

                  (b) As used herein and in the Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  (f) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                  (g) All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

                  (h) Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented, replaced or otherwise modified from time to time.

                                   SECTION 2

                         AMOUNT AND TERMS OF COMMITMENT

         2.1 Loan. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (a "Loan") to the Borrowers on the Closing Date in an amount equal to $60 million, which Loan is evidenced by the Note.

         2.2 Procedure for Loan Borrowing. On the Closing Date, the Lender shall make available to the Borrowers the amount of the Loan as provided in Schedule 3.18.

         2.3      Repayment of Loan; Evidence of Debt.


                  (a) The Borrowers jointly and severally promise to pay to the Lender the then unpaid principal amount of the Loan on the Maturity Date. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loan from time to time outstanding from the date hereof until payment in full thereof as set forth in Sections 2.4 and 2.6.

                  (b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

         2.4      Accrual of Interest; Mandatory Payments and Prepayments.


                  (a) Interest on the principal amount of the Loan outstanding from time to time shall accrue at the Interest Rate. Until maturity of the Loan (whether by scheduled maturity, acceleration or otherwise), the Borrowers shall be obligated to pay interest solely from Excess Cash Flow except as provided in
Section 2.4(c) below. Accordingly, if and to the extent of any Excess Cash Flow, on each Payment Date an aggregate amount equal to the amount of Excess Cash Flow received by the Borrowers since the last Payment Date shall be paid to the Lender (subject to the terms and conditions of Section 5.4(d)) and applied (i) first, towards payment of interest (first to current interest in arrears at the Minimum Accrual Rate and then to any accrued interest), (ii) second, towards any fees then due hereunder, and (iii) third, towards payment of the principal of the Loan. To the extent any such Excess Cash Flow payments are not sufficient to pay interest on the Loan at the Interest Rate, such shortfall amount(s) shall be capitalized and added to principal of the Loan.

                  (b) Notwithstanding the cash flow nature of the Loan as described in Section 2.4 (a), (i) no later than the last day of the twenty-fourth (24th) month following the Closing Date, the Borrowers shall make payments in respect of the Loan to the Lender such that the Lender shall have received at the end of such twenty-four (24) month period the Minimum Debt Service Payments for such period and (ii) during the Extension Term, if applicable, on each Payment Date occurring from and after the commencement of the Extension Term the Borrowers shall make payments to the Lender at the Minimum Accrual Rate.

                  (c) During the Yield Maintenance Period only, any prepayments of the Loan resulting from Net Cash Proceeds from Capital Events shall be subject to an additional payment equal to the Yield Maintenance Premium; provided, further, that the Yield Maintenance Premium will not apply to (i) prepayments of the Loan resulting from Net Cash Proceeds from Capital Events in an aggregate principal amount not to exceed (A) $20,000,000 during the period from the Closing Date through and including the first anniversary of the Closing

Date and (B) $30,000,000 during the period from the Closing Date through and including the date that is eighteen (18) months after the Closing Date, (ii) prepayments of the Loan from any source other than from Net Cash Proceeds from Capital Events, and (iii) any repayments of accrued or capitalized interest in respect of the Loan.

         2.5 Optional Prepayments. Except as provided in Section 2.4 during the Yield Maintenance Period for Capital Events, the Borrowers may prepay the Loan at any time, in whole or in part, without premium or penalty, but together with accrued interest to such date, upon at least two Business Days' irrevocable notice to the Lender, specifying the date and amount of prepayment.

         2.6      Default Rate; No Set-off.

                  (a) If all or a portion of (i) any principal of the Loan, (ii) any required interest payable thereon, or (iii) any required fee or any other amount payable hereunder, with notice to the Borrowers, shall not be paid when due (whether at the stated maturity or by acceleration), the principal of the Loan and any such unpaid interest, fee or other amount shall bear interest at a rate per annum equal to 18.75%, in each case from the date Borrower received notice of such non-payment from the Lender until such principal, interest, fee or other amount is paid (as well after as before judgment); provided, however, that the foregoing is not intended to diminish the cash flow nature of the Loan as provided in Section 2.4 and, thus, no such increased interest amount shall be due and payable by the Borrowers except and solely if and to the extent the Borrowers fail to make any payments expressly required by Section 2.4(b) and (c) or fees or other amounts when due hereunder.

                  (b) Interest on the Loan as and when paid shall be payable without setoff, deduction or counterclaim and, if applicable, shall be payable in arrears.

         2.7 Payments Generally. All payments (including prepayments) required to be made by the Borrowers, whether on account of principal, interest, fees or otherwise, shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Lender, at the Lender's office specified in Section 9.2, in Dollars and in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees, then required to be paid hereunder, such funds shall be applied (i) first, towards payment of interest (first to current interest calculated at the Minimum Accrual Rate and then to any accrued interest), (ii) second, towards any fees then due hereunder, and (iii) third, towards payment of principal then due hereunder.

         2.8 Prepayment and Release with respect to Melville-Catskill Platform.
(a) The Borrowers shall have the right at any time after entering into the Wilton Construction Loan, when no Default or Event of Default has occurred and is continuing, to prepay the Loan in an amount equal to (i) $45,000,000 (or, if after the satisfaction of the Event Test for the Melville-Catskill Platform (as defined in Schedule 1.1(e)), $40,000,000) less (ii) the amount, if any, of any principal of the Loan previously prepaid in respect of the Melville-Catskill Platform pursuant to Section 6.10 together with accrued interest and, if applicable, Yield Maintenance Premium on the amount of principal to be prepaid. Upon written request of the Borrowers following such prepayment, the Lender will, at the sole cost and expense of the Borrowers, release any security interest granted to it hereunder or under any Loan Document in any equity of any of Melville-Catskill, LLC, Catskill Resort Group LLC, Concord Equities LLC, Concord Associates, LP, Sullivan Resorts, LLC and Convention Hotels, Inc. (the "Melville-Catskill Persons").

                  (b) Following any prepayment and release in accordance with
Section 2.8(a) above, and notwithstanding anything herein to the contrary (including, without limitation, Section 6.5) but subject to the provisions of this Section 2.8(b): (i) the entities comprising the Melville-Catskill Platform will be deemed not to be Platform Affiliates (but will instead be deemed to be Affiliates) and (ii) the Borrowers will be permitted to transfer the equity in any Melville-Catskill Person to a Person which is not a Borrower, a Subsidiary or a Platform Affiliate so long as, Reckson, ROP, RSIFM, New World or any Affiliate of any thereof (collectively, the "Catskills Assignor") that acquires any Capital Stock in either (x) any Melville-Catskill Person, or (y) in any Person that owns, directly or indirectly, an interest in property formerly owned by a Melville-Catskill Person, enters into an Assignment of Proceeds. All amounts received by RSVP under any Assignment of Proceeds shall be deemed to be Net Cash Proceeds of a Capital Event hereunder. The Lender hereby consents to any Senior Pledge, and acknowledges that any Assignment of Proceeds shall be subject and subordinate thereto in all respects.

         2.9      Intentionally Omitted.

         2.10 Fees. The Borrowers jointly and severally agree to pay to the Lender in immediately available funds (i) on the Closing Date, a closing fee in an amount equal to 2.0% of the original principal amount of the Loan, (ii) on each date that the Borrowers obtain the Lender's Prior Consent with respect to any Change of Control pursuant to clause (a) or (b) of the definition of the Lender's Prior Consent, a consent fee in an amount equal to 1.5% of the then outstanding principal amount of the Loan (including capitalized interest with respect thereto) and (iii) on the Extension Date (to the extent the Borrowers elect to extend the Maturity Date), an extension fee in an amount equal to 1.0% of the then outstanding principal amount of the Loan (including capitalized interest with respect thereto).

                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES

                  To induce the Lender to enter into this Agreement and to make the Loan, the Borrowers hereby represent and warrant to the Lender that:

         3.1      Financial Condition.

                  (a) The combined balance sheets of the Student Housing Platform as at December 31, 2001 and December 31, 2002 and the related combined statements of income and of cash flows for the fiscal years ended on such dates, in each case audited by Ernst & Young LLP, copies of which have heretofore been furnished to the Lender are complete and correct and present fairly, in all material respects, the combined financial condition of the Student Housing Platform as at December 31, 2002 and December 31, 2001, the combined results of its operations for the fiscal years then ended and their combined cash flows for the fiscal years ended on December 31, 2002 and December 31, 2001. To the actual knowledge of the Borrowers, the unaudited combined balance sheets of each Real Property within the Student Housing Platform as at December 31, 2001 and December 31, 2002 and the related unaudited statements of income and of cash flows for the fiscal years ended on such dates, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly, in all material respects, the financial condition of each Real Property within the Student Housing Platform as at such date, and the results of their operations and their cash flows for the fiscal years ended on December 31, 2002 and December 31, 2001 (subject to normal year-end audit adjustments). To the actual knowledge of the Borrowers, the unaudited balance sheets of each Real Property within the Student Housing Platform as at April 30, 2003 and the related unaudited statements of income and of cash flows for the four-month period ended on such date, copies of which have heretofore been furnished to the Lender, are complete and correct and present fairly, in all material respects, the financial condition of each Real Property within the Student Housing Platform as at such date, and the results of its operations and cash flows for the four-month period then ended (subject to year-end audit adjustments).

                  (b) The unaudited balance sheets of Concord Associates, L.P. with respect to the Melville Catskill Platform as at June 30, 2003 and the related unaudited statements of income for the 6-month period ended on such date, copies of which have heretofore been furnished to the Lender, are, to the actual knowledge of the Borrowers, complete and correct and present fairly, in all material respects, the financial condition of each Real Property within the Melville Catskill Platform as at such date, and the results of its operations for the 6-month period then ended (subject to year-end audit adjustments).

                  (c) The unaudited balance sheets of Sullivan Resorts, LLC with respect to the Melville Catskill Platform as at June 30, 2003 and the related unaudited statements of income for the 6-month period ended on such date, copies of which have heretofore been furnished to the Lender, are, to the actual knowledge of the Borrowers, complete and correct and present fairly, in all material respects, the financial condition of each Real Property within the Melville Catskill Platform as at such date, and the results of its operations for the 6-month period then ended (subject to year-end audit adjustments).

                  (d) The unaudited Monthly Financial Report of the Epoch Senior Living Platform as at June 30, 2003, a copy of which has heretofore been furnished to the Lender, is, to the actual knowledge of the Borrowers, complete and correct and presents fairly, in all material respects, the financial condition of the Epoch Senior Living Platform as at such date, and the results of its operations and cash flows for the six-month period then ended (subject to year-end audit adjustments).

                  (e) The combined balance sheets of RSVP and its combined subsidiaries and affiliates as at December 31, 2002 and December 31, 2001 and the related combined statements of income and of cash flows for the fiscal years ended on such dates and in each case audited by Ernst & Young LLP, copies of which have heretofore been furnished to the Lender are complete and correct and present fairly, in all material respects, the combined financial condition of RSVP and its combined affiliates as at December 31, 2002 and December 31, 2001 and the combined results of their operations and cash flows for the years ended December 31, 2002 and December 31, 2001. To the actual knowledge of the Borrowers, the unaudited combined balance sheets of RSVP and its combined affiliates as at June 30, 2003 and the related unaudited combined statements of income and of cash flows for the 6-month period ended on such date, copies of which have heretofore been furnished to the Lender are complete and correct and, present fairly, in all material respects, the combined financial conditions, respectively, of RSVP and its combined affiliates as at such date, and the combined results, respectively, of their operations and their combined cash flows for the 6-month period then ended (subject to year-end audit adjustments).

                  (f) All such financial statements, including the related schedules and notes thereto, have (to the actual knowledge of Borrower's in the case of unaudited financial statements) been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or each Borrower, as the case may be, and as disclosed therein and except that interim financial statements are subject to year-end adjustments and the absence of footnotes). None of the Borrowers nor any of their combined Subsidiaries had, at the date of the most recent audited balance sheet referred to above, if any, any material Guarantee Obligation, contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 3.1(f), during the period from December 31, 2002 to and including the date hereof there has been no sale, transfer or other disposition by any Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the combined financial condition of each Borrower and its consolidated Subsidiaries in each case at December 31, 2002.

                  (g) The Business Plan delivered to the Lender (including any financial projections contained therein) represents the Borrowers' good faith estimate of the information contained therein for the periods covered thereby.

                  (h) The rent rolls dated April 30, 2003 delivered to the Lender related to the 2002/2003 academic year and rent rolls dated July 31, 2003 delivered to the Lender related to the 2003/2004 academic year for each Real Property within the Student Housing Platform were true and correct in all material respects as of the date of preparation.

                  (i) The pro forma budgets, expense estimates and net rentable square feet as of May, 2003 of each Real Property within the Wilton Platform delivered to the Lender represent the Wilton Platform's best estimate at such time. The construction budget and timeline of the Wilton Platform delivered to the Lender represent the Wilton Platform's best estimate at such time.

                  (j) Occupancy reports of each Real Property within the Student Housing Platform as of July 18, 2003 delivered to the Lender are true and correct in all material respects. Detailed Expense Estimates of each Real Property within the Wilton Platform as of July 18, 2003 delivered to the Lender represent the Wilton Platform's best estimate at such time. The Concord Parcel Schedules, the Sullivan Resorts Parcel Schedule and the Hotel Development Site Schedule with respect to the Melville-Catskills Platform delivered to the Lender are true and correct in all material respects.

                  (k) To the actual knowledge of the Borrowers, the bank balances dated July 31, 2003 as set forth on Schedule 3.1(k), that have been delivered to the Lender are true and correct in all material respects as of the date of preparation.

                  (l) To the actual knowledge of the Borrowers, (i) the Catskills Resorts LLC Capitalization Schedule at June 30, 2003 and (ii) the Combined Equity Positions of Catskills Resort Group LLC and JAH Realties, L.P. in Concord Associates L.P. and Sullivan Resort Group LLC as of December 31, 2003, copies of which have been furnished to the Lender, are true and correct in all material respects.

         3.2 No Change. Except as set forth on Schedule 3.2, since December 31, 2002 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

         3.3 Existence; Compliance with Law. Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power, as applicable, and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is to the actual knowledge of the Borrowers', in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.4 Limited Liability Company, Partnership and Corporate Power; Authorization; Enforceable Obligations. The Borrowers and the Platform Affiliates have the limited liability company, partnership or corporate power and authority, and the legal right, to make, deliver and perform under the Loan Documents to which the Borrowers are a party and to borrow hereunder and have taken all necessary limited liability company, partnership or corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Note and to authorize the execution, delivery and performance of the Loan

Documents to which the Borrowers are a party. Subject to and in reliance on the consents (the "Consents") and the recognition agreements (the "Recognition Agreements") listed on Schedule 3.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Borrower is a party or, if such consent is required, same has been received or waived by the Lender. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrowers. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         3.5 No Legal Bar. In the case of Contractual Obligations, subject to and in reliance on the Consents and the Recognition Agreements, the execution, delivery and performance of the Loan Documents to which the Borrowers are a party, the borrowings hereunder, and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrowers and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

         3.6 No Material Litigation. Except for the FrontLine Bankruptcy or as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of the Borrowers, threatened by or against the Borrowers, the Subsidiary Guarantors or any Platform Affiliate (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

         3.7 No Default. Subject to and in reliance on the Consents and the Recognition Agreements, except as expressly disclosed in the Recognition Agreements or the estoppels (the "Estoppels") listed on Schedule 3.7, and except for defaults which are solely a result of the FrontLine Bankruptcy, none of the Borrowers, the Subsidiaries or the Platform Affiliates is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. To the actual knowledge of the Borrowers, no Default or Event of Default has occurred and is continuing.

         3.8      Real Properties.

                  (a) Each of the Property Affiliates has good record and indefeasible title in fee simple to, or a valid leasehold interest in, its Real Property except for any Liens permitted by Section 6.2 of this Agreement.
Schedule 1.1(d) sets forth a true and complete list of all Real Properties as at the Closing Date, including (i) the name of each Property Affiliate that owns or leases each Real Property, (ii) the address of each Real Property and (iii) whether such Real Property is held in fee simple or as a leasehold interest. All of the Platform Affiliates are listed on Schedule 1.1(b). The Real Properties collectively constitute all of the real properties owned or leased by the Borrowers, the Subsidiaries or the Platform Affiliates.

                  (b) None of the Borrowers, directly or indirectly, owns any interest in (i) any Real Property which is not listed on Schedule 1.1(d) or (ii) any Person which is not a Subsidiary Guarantor or a Platform Affiliate, except for any Person which is listed on Schedule 1.1(g). All Persons listed on
Schedule 1.1(g) do not engage in any active business.

                  (c) Except as described in Schedule 3.8(c), none of the Borrowers, the Subsidiary Guarantors or, to the actual knowledge of the Borrowers, any of the Platform Affiliates has actually received any written notice of, or has no knowledge of, any pending or contemplated proposed special or other assessments for public improvements or other matters or condemnation proceedings affecting any Real Property or any sale or disposition thereof in lieu of condemnation.

                  (d) Except as set forth on Schedule 3.8(d), or as expressly provided in any Ground Lease or Joint Venture Agreement, or with respect to the Epoch Senior Living Platform, none of the Borrowers or any of the Platform Affiliates is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Property or any interest therein.

                  (e) To the actual knowledge of the Borrowers, certificates of occupancy and completion and all other permits, certifications, licenses and approvals are in effect as required for the legal use, occupancy and operation of each Real Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Lender. To the actual the knowledge of Borrowers, no Property is utilized in any manner that would be a non-permitted use of such property.

                  (f) Except as disclosed in (x) the executive summaries to the engineering reports and environmental reports listed on Schedule 3.8(f)(1) or
(y) in the engineering reports and environmental reports listed on Schedule 3.8(f)(2) (collectively, the "Third-Party Reports"), or otherwise set forth on
Schedule 3.8(f), to the actual knowledge of the Borrowers: (i) the Real Properties, including the buildings, other improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior siding and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair; (ii) there exist no structural or other material defects in any Real Property; and (iii) none of the Borrowers, the Subsidiary Guarantors or any Platform Affiliate has received actual written notice from any insurance company or bonding company of any material defects or material inadequacies in any Real Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

         3.9 Intellectual Property. To the actual knowledge of the Borrowers, each of the Borrowers, the Subsidiary Guarantors and the Platform Affiliates owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the actual knowledge of the Borrowers, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. To the actual knowledge of the Borrowers', the use of such Intellectual Property by the Borrowers, the Subsidiary Guarantors or the Platform Affiliates does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.10     Intentionally Omitted.

         3.11     Capitalization.

                  (a) On the Closing Date, the authorized Capital Stock of the Borrowers, the Subsidiary Guarantors and the Platform Affiliates is as set forth on Schedule 3.11. Other than as set forth on Schedule 3.11, none of the Borrowers, the Subsidiary Guarantors or the Platform Affiliates, has outstanding any other securities convertible into or exchangeable for its Capital Stock (or other ownership interests) or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock (or other equity interests).

                  (b) All the Borrowers, the Subsidiary Guarantors and the Platform Affiliates currently in existence as of the Closing Date are listed on
Schedule 3.11. Such schedule sets forth for each such Person, the type of entity and its jurisdiction of its organization. Such schedule sets forth for each Borrower, Subsidiary Guarantor and Platform Affiliate a description of each authorized class of its Capital Stock or other ownership interests, the outstanding Capital Stock or other ownership interests of such Person, a schedule of capital accounts of such Person, and the holders of all issued Capital Stock or other ownership interests thereof. The shares of Capital Stock or other ownership interests so indicated on Schedule 3.11 are fully paid and non-assessable and are owned by the Persons indicated on Schedule 3.11, free and clear of all Liens except Liens created by the Loan Documents or otherwise disclosed on Schedule 3.11; provided that with respect to the Platform Affiliates this sentence is to Borrowers' actual knowledge.

                  (c) Schedule 3.11 sets forth for each Borrower and each Subsidiary Guarantor that owns any Capital Stock of any other Borrower or Subsidiary Guarantor, the amount of unreturned capital contributed (and/or unpaid loans made) by such Borrower or Subsidiary Guarantor in respect of the Capital Stock owned by it, and if applicable, the amount of any accrued and unpaid preferred return, interest or other payment (excluding a return of capital or principal repayment of such loan) in respect of such Capital Stock, in each case as of July 31, 2003.

                  (d) Schedule 3.11 sets forth for each Joint Venture, the amount of unreturned capital contributed (and/or unpaid loans made) by each party to the Joint Venture, and if applicable, the amount of any accrued and unpaid preferred return, interest or other payment (excluding a return of capital or principal repayment of such loan) in respect of each such party's interest in the Joint Venture, in each case as of July 31, 2003.

                  (e) On the Closing Date, RSVP Holdings is the sole manager of RSVP and owns and controls 100% of the Capital Stock of RSVP.

                  (f) On the Closing Date, none of the Borrowers has any employees.

         3.12 Indebtedness. Schedule 3.12 sets forth a correct and complete list of all Indebtedness of the Borrowers (excluding any Indebtedness hereunder or evidenced by the Note and Indebtedness permitted by Section 6.1(f)), the Subsidiaries and (only with respect to Indebtedness that is secured debt, lines of credit or mezzanine loans) the Platform Affiliates existing on the Closing Date, describing for each loan that such Indebtedness comprises all obligors and guarantors that are currently or contingently liable for any principal or interest in respect of such loan and all of the collateral securing such loan. Except as set forth in Schedule 3.12, (i) none of the collateral securing any such loan has been encumbered to secure any other loan or obligation, and (ii) none of such loans is cross-defaulted with any other loan.

         3.13     Intentionally Omitted.

         3.14 Taxes. Each of the Borrowers, the Subsidiary Guarantors and the Platform Affiliates has timely filed or has caused to be timely filed all federal, state and other tax returns that are required to be filed by it and has paid all taxes for which it is liable and any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than real estate taxes due and payable but with respect to which the municipality does not then have the right to enforce against and foreclose against the applicable Real Property and any taxes, fees or other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of the Borrowers, the Subsidiary Guarantors or the Platform Affiliates, as the case may be. The charges, accruals and reserves on the books of the Borrowers, the Subsidiary Guarantors and to the actual knowledge of the Borrowers, each of the Platform Affiliates in respect of taxes and other governmental charges are adequate. None of the Borrowers, the Subsidiary Guarantors and to the actual knowledge of the Borrowers, none of the Platform Affiliates has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign taxes or other impositions and no tax lien has been filed with respect to the Borrowers, the Subsidiary Guarantors or any Platform Affiliate. There is no proposed tax assessment against the Borrowers, the Subsidiary Guarantors and to the actual knowledge of the Borrowers, each of the Platform Affiliates and to the actual knowledge of the Borrowers, there is no basis for such assessment.

         3.15 Federal Regulations. None of the Borrowers is engaged principally, or as one of its important activities is, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve, including Regulation U or X. No part of the proceeds of any Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrowers will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in Regulation U.

         3.16     ERISA and Labor Matters.

                  (a) Neither the Borrower nor any Commonly Controlled Entity maintains, sponsors or contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability with respect to any Plan or Multiemployer Plan and neither the Borrower nor any Commonly Controlled Entity has in the past six (6) years maintained, sponsored or contributed to or had any obligation to maintain, sponsor or contribute to, or had any direct or indirect liability with respect to any Plan or Multiemployer Plan.

                  (b) On the Closing Date, there are no strikes, lockouts or slowdowns against the Borrowers pending or, to the actual knowledge of the Borrowers, threatened in writing. All payments (i) due from the Borrowers; or
(ii) for which any claim on account of work, labor or materials has been earned against the Borrowers which affects any of the Properties and which are or may result in an encumbrance or a Lien (other than Liens permitted by Section 6.2) on any of the Properties; or (iii) wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrowers.

                  (c) Each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is maintained or contributed to by the Borrower or any Commonly Controlled Entity and is a "group health plan" within the meaning of
Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in substantial material compliance with, and the Borrower and each Commonly Controlled Entity has otherwise been in substantial material compliance with,
(i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

         3.17 Investment Company Act; Other Regulations. None of the Borrowers or any Platform Affiliate is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. None of the Borrowers or any Platform Affiliate is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

         3.18 Purpose of Loan. The proceeds of the Loan shall be used as set forth on Schedule 3.18.


         3.19 Intentionally Omitted.

         3.20 Certain Transactions. On the Closing Date, except as set forth on
Schedule 3.20 or as otherwise permitted hereunder, none of the officers, managers, partners, directors, members or shareholders of the Borrowers or any other Loan Parties is presently a party to any transaction with any of the Borrowers or any other Loan Parties (other than in connection with services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director, managers, members, shareholders of any of the Borrowers or any other Loan Parties, or, to the actual knowledge of the Borrowers, any Person which is an Affiliate of (a) any officer, partner, director, manager, member, shareholder of the Borrowers or (b) a natural person in the immediate family of any officer, partner, director, manager, member, shareholder of the Borrowers or any other Loan Parties.

         3.21 Solvency. On the Closing Date, (i) the fair value of the assets of each of the Borrowers will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each such Person will be greater than the amount that will be required to pay its probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Borrowers will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

         3.22 Material Misstatements. To the actual knowledge of the Borrowers, none of any information, report, financial statement, exhibit, schedule or document furnished by or on behalf of the Borrowers to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that to the extent any such information, report, financial statement, exhibit, schedule or document was based upon or constituted a forecast or projection, the Borrowers represents only that to the actual knowledge of the Borrowers, the applicable Person acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

         3.23 Leases. The Borrowers have delivered to the Lender a true, correct and complete copy of each Lease and of any modifications, amendments or supplements thereto and any assignments thereof. Such Leases are in full force and effect as at the Closing Date. Such Leases are all of the oral or written leases, licenses, rental agreements or occupancy agreements currently in effect giving any tenant or third party the right to use or occupy any portion of the Real Properties, other than any lease or other agreement excluded from the definition of "Lease". None of the Leases has been modified, amended or supplemented or assigned. Except as disclosed in any Estoppel, none of the Property Affiliates has received or delivered any written notice of default from or to a Tenant under its Lease. None of the Tenants under the Leases have any other rights in or possession of the Properties except as set forth in their applicable Lease.

         3.24 Ground Leases. The Lender shall have no liability or obligation under any Ground Lease by reason of its acceptance of any of the Loan Documents. The schedule of Ground Leases as set forth on Schedule 3.24 is a true and complete list of all Ground Leases relating to the Real Properties as at the Closing Date, including (i) the name of the Property Affiliate that is the lessee thereunder, (ii) a description of the Real Property leased by such Property Affiliate, (iii) the dates of commencement and expiration of the current term of each Ground Lease, and (iv) the date of each Ground Lease and of all amendments, supplements or modifications thereto and any assignments thereof. The Borrowers have heretofore delivered to the Lender true and complete copies of each of the Ground Leases and of any modifications, amendments or supplements thereto and any assignments thereof. Such Ground Leases are in full force and effect as at the date hereof. To the actual knowledge of the Borrowers, except as disclosed in any applicable Estoppel delivered to Lender, none of the applicable Property Affiliates has received or delivered any written notice of default from or to a lessor under its Ground Lease.

         3.25     Joint Ventures.

                  (a) Schedule 3.25 sets forth all of the interests held by any Borrower, Subsidiary Guarantor or Platform Affiliate in any Joint Venture with a third party that is not an Affiliate. Such Borrower, Subsidiary or Platform Affiliate set forth on such schedule is the legal and beneficial owner of and has good title to its respective Joint Venture Interest, free and clear of all Liens of every nature whatsoever (other than as expressly provided in the Joint Venture Agreements), except such as are created pursuant to the Guarantee and Collateral Agreement and the other Loan Documents. Subject to the Recognition Agreements, each Subsidiary Guarantor owning a Subsidiary Joint Venture Interest has the right to pledge and grant a security interest in the same as provided in the Guarantee and Collateral Agreement and the other Loan Documents without the consent of any other Person, other than any such consent which has been obtained or waived by the Lender.

                  (b) The Joint Venture Interests have been validly acquired and, with respect the Subsidiary Joint Venture Interests, are duly and validly pledged under the Guarantee and Collateral Agreements.

                  (c) Except as may be provided in the Joint Venture Agreements, the Recognition Agreements or as set forth on Schedule 3.25(c), no third-party Joint Venture partner has outstanding any options or rights or other agreements to purchase any Joint Venture Interests held by any Subsidiary Guarantor or Platform Affiliate.

                  (d) The Joint Venture Agreements are the legal, valid and binding obligation of the applicable Subsidiary Guarantor or Platform Affiliate, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting creditor's rights generally and by equitable principles, regardless of whether enforcement is sought in equity, or at law. Except as disclosed in any of the Recognition Agreements, neither the applicable Subsidiary Guarantor or Platform Affiliate nor, to the actual knowledge of the Borrowers', any other party to any Joint Venture with such Person, is in default in the performance or observance of any of the material terms of any such Joint Venture Agreement.

                  (e) The Borrowers have delivered to the Lender a true, correct and complete copy of each Joint Venture Agreement.

                  (f) None of the Joint Venture Interests of any Subsidiary Guarantor is or will be represented by any instrument, note or chattel paper except such as have been or will be endorsed, assigned or pledged and delivered to the Lender by the Borrower having an interest therein simultaneously with the creation thereof.

                  (g) To the actual knowledge of the Borrowers, neither any Subsidiary Guarantor or Platform Affiliate nor any other party to a Joint Venture is required to make any capital contribution to any Joint Venture which is due and unpaid as of the date hereof.

                  (h) Except as set forth in the Joint Venture Agreements, on
Schedule 3.25(c) or as otherwise required by law, no Joint Venture party has any contractual right of first offer, right of first refusal or similar right to purchase the applicable Joint Venture Interest.

                  (i) Other than the Joint Venture Agreements or as set forth on
Schedule 3.25(i), there are no voting trusts or other agreements or understandings to which the Borrowers or the Subsidiary Guarantor, or to the actual knowledge of the Borrowers, any of the Platform Affiliates is a party with respect to voting, managerial consent, election or other rights of the Borrowers, such Subsidiary Guarantors or such Platform Affiliates relating to the Joint Ventures.

         3.26 Employment Contracts. Except as set forth on Schedule 3.26, there are no employment contracts relating to the Properties that provide for guaranteed bonuses, profit participation, termination payments, other than severance payments in the ordinary course.

                                   SECTION 4

                              CONDITIONS PRECEDENT

         The agreement of GMAC to make the Loan requested to be made by it is subject to GMAC's satisfaction, in GMAC's sole discretion, of all of the closing conditions set forth on Exhibit A.

                                   SECTION 5

                              AFFIRMATIVE COVENANTS

         The Borrowers hereby agrees that, so long as any amount is owing to the Lender hereunder or under any other Loan Document:

         5.1 Financial Information(a) . (a) The Borrowers shall furnish to the Lender the financial statements and other financial information required pursuant to Schedule 5.1 for the time periods set forth therein. The Lender shall have the right to request audited financial statements with respect to the Wilton Platform following completion of construction with respect to Tollway Oasis. All such financial statements and other financial information shall be complete and correct in all material respects and shall be prepared in reasonable detail, and where applicable, consistent with past practice. On a quarterly basis, the Borrowers shall furnish to the Lender (A) a management report, in form and substance reasonably satisfactory to the Lender the form of which will be mutually agreed upon by the Borrowers and the Lender within 60 days of the Closing Date, discussing the changes in the businesses of the Borrowers and Platform Affiliates in a narrative format and the reconciliation between the financial statements for such fiscal quarter and the applicable Approved Annual Budget with a detailed explanation of selected variances from the Approved Annual Budget; and (B) a certificate executed by each Borrower (1) certifying as of the date thereof whether, to the actual knowledge of the Borrowers, there exists a Default or Event of Default, and if, to the actual knowledge of the Borrowers, a Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, (2) a statement of Excess Cash Flow made with respect to each of the Properties for the applicable period, accompanied by the calculation of each of the foregoing described in detail reasonably satisfactory to the Lender; provided, however, that it is understood that no such certification shall serve to "date down" any the representations and warranties set forth in this Agreement.

                  (b) Deliver a reasonably detailed, updated Business Plan within 60 days of the Closing Date in form and substance reasonably satisfactory to the Lender.

                  (c) (i) Furnish to the Lender promptly, such additional financial and other information as the Lender may from time to time reasonably request and (ii) if requested by the Lender, have meetings with the Lender at least quarterly to discuss and review budget and financial results.

         5.2 Annual Budgets. The Borrowers shall prepare and deliver to the Lender for its approval, such approval not to be unreasonably withheld, conditioned or delayed, on or before December 1 of each year, commencing December 1, 2003, annual budgets prepared on the basis of sound financial planning practice for the Borrowers and their consolidated Subsidiaries and for each of the Properties for the ensuing fiscal year which budget shall conform to the format and detail of the Business Plan, and reserves for each of the foregoing and, promptly after preparation thereof, any subsequent revisions to any such annual budget; provided that any such subsequent revisions thereto shall be subject to the Lender's approval which shall not be unreasonably withheld, conditioned or delayed (when approved by the Lender, such annual budget, the "Approved Annual Budget").

         5.3      Cash Collateral.

                  (a) Cash Collateral Account. The Borrowers shall cause all cash proceeds including, without limitation, from all Capital Events received by them to be held in the Cash Collateral Accounts. The Borrowers shall effectuate the foregoing by, among other things (to the extent the Borrowers have the ability or right to control or direct any Platform Affiliates), (A) using commercially reasonable efforts to cause the Platform Affiliates to make distributions and dividends to the Borrowers of such Borrower's pro rata share of all available cash held by such Platform Affiliate after the payment of all operating expenses and the setting aside of reserves of such Platform Affiliate in accordance with the Business Plan and consistent with prior practice (with the understanding that all Excess Cash Flow not necessary to operate the Platform Affiliates will be distributed to the Borrowers except as specifically provided for herein), (B) depositing or causing to be deposited such distributions and dividends into the Cash Collateral Account and (C) instructing or causing the Platform Affiliates to deposit, wire or transfer, all distributions or dividends payable to the Borrowers to the Cash Collateral Accounts on the date such distributions or dividends are paid.

                  (b) On every Payment Date or other date on which an Obligation is due under the Loan Documents, to the extent available in the Cash Collateral Accounts, amounts required to be paid under the Loan Documents on such date shall be paid from funds on deposit in the Cash Collateral Accounts. To effectuate the foregoing the Lender is authorized to instruct the bank at which the Cash Collateral Accounts are held (the "Deposit Bank") to transfer to the Lender on every Payment Date and such other date on which any Obligation is due under the Loan Documents, funds sufficient to pay amounts, if any, due such date.

                  (c) Any amounts on deposit in the Cash Collateral Accounts and the Reserve Accounts shall be held by the Lender as collateral for the Obligations and such amounts shall be applied (A) upon the occurrence and continuance of an Event of Default to the payment of any Obligations then outstanding and (B) in the case of the Cash Collateral Accounts, on any date upon which a payment of the principal amount of the Loan or interest on the Loan is required to be paid, to the prepayment of the Loan or the payment of interest due, as applicable (in the order of priority set forth in Section 2.4).

                  (d) Notwithstanding any provision to the contrary contained herein, any amounts on deposit in the Cash Collateral Accounts and the Reserve Accounts shall be released to the Borrowers to the extent provided in the Cash Collateral Agreement.

                  (e) At no time shall the Borrowers have cash or Cash Equivalents that is not held in the Cash Collateral Account other than (i) amounts withdrawn from RSVP Overhead Reserve Account (as defined in the Cash Collateral Agreement) pursuant to the last sentence of Section 6(b) of the Cash Collateral Agreement, (ii) permitted wires in transit (iii) New Money (as defined in the RSVP Holdings Operating Agreement) and (iv) for the period ending two weeks after the Closing Date, up to $400,000 in RSVP Holding's existing payroll account to pay employee expenses accrued prior to the Closing Date.

                  (f) If after giving effect to the Wilton Construction Loan and any transfers pursuant to Section 6(a)(ii) of the Cash Collateral Agreement, the amount on deposit in Catskills Operating Deficit Reserve Account is less than the amount of the Catskills Operating Deficit Reserve at such time, the Borrowers shall replenish the Catskills Operating Deficit Reserve from New Money or other sources outside of the Collateral and the Platforms; provided that (x) within 90 days, Borrowers may furnish to the Lender a plan to make up such shortfall satisfactory to the Lender in its sole and absolute discretion and (y) consummate such plan within 12 months.

         5.4 Payment of Obligations. The Borrowers shall and shall cause the Subsidiary Guarantors, and to the extent they have the right, the Platform Affiliates to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the applicable Borrower, Subsidiary Guarantor or Platform Affiliate as the case may be or (ii) where the amount of such obligation is not material individually or in the aggregate.

         5.5 Maintenance of Existence. The Borrowers shall and shall cause the Subsidiary Guarantors, and to the extent they have the right, the Platform Affiliates to, continue to preserve, renew and keep in full force and effect its corporate, limited liability company or limited partnership existence and take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business; comply with all material Contractual Obligations and material Requirements of Law.

         5.6 Maintenance of Property; Insurance. The Borrowers shall and shall cause the Subsidiary Guarantors, and to the extent they have the right, shall cause the Platform Affiliates to, keep all property useful and necessary in its business in reasonably good working order and condition; to the extent the Borrowers have the right, shall cause each Property Affiliate to operate, maintain, repair and improve its Properties in substantial compliance with all material Requirements of Law (including the maintenance of all licenses required by applicable material Requirements of Law) and in a manner that will prevent a Property from being wasted or deteriorated; to the extent the Borrowers have the right shall cause each Property Affiliate to maintain with financially sound and reputable insurance companies insurance on the Properties in at least such amounts and against at least such risks (but including in any event, without limitation, environmental, event liability, casualty, terrorist acts and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and as required by the Lender in its discretion (which shall not be unreasonably withheld, conditioned or delayed) and to the extent available; and to the extent the Borrowers have the right shall cause the Property Affiliates to furnish to the Lender, upon written request, full information as to the insurance carried. The Lender shall be listed as an additional insured party with respect to all liability insurance.

         5.7 Inspection of Property; Books and Records; Discussions. The Borrowers shall and shall cause the Subsidiary Guarantors, and to the extent they have the right, the Platform Affiliates to, keep proper books of records and account in which full, true and correct entries consistent with GAAP (where appropriate) or with past practice and industry convention in relation to its business and activities including, in the case of the Borrowers, income, expense and Excess Cash Flow; and permit representatives of the Lender to visit and inspect any of its properties including any Property (subject to rights of the Tenants and other third parties) and to examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice, and at any reasonable time to discuss the business, operations, properties and financial and other condition of the Borrowers with officers and employees of the Borrowers and with their independent certified public accountants.

         5.8 Notices. To the extent of the actual knowledge of the Borrowers thereof, the Borrowers shall promptly give notice to the Lender of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any material Contractual Obligation of the Borrowers, Subsidiaries or any Platform Affiliate or (ii) litigation, investigation or proceeding which may exist at any time between the Borrowers, any Platform Affiliate, and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrowers or any Platform Affiliate in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

                  (e) any written notice actually received by a Property Affiliate from a Tenant or subtenant under a Lease or sublease affecting 3,500 or more rentable square feet, which notice threatens non-payment of rent or alleges a material default by the applicable landlord, requests a termination or material modification of a Lease or notifies a Borrower, Platform Affiliate or Property Affiliate of the exercise or non-exercise of any option provided for in such Lease or sublease;

                  (f) any executed Lease or Lease renewal, and any executed termination or material modification of a Lease, in each case affecting 3,500 or more rentable square feet together with a report stating the material terms thereof;

                  (g) any written notice actually received by a Borrower or Property Affiliate from any Governmental Authority having jurisdiction over a Property with respect to a condition existing or alleged to exist or emanate therefrom or thereat which condition could in Borrowers' reasonable determination have a Material Adverse Effect; and

                  (h) any written notice actually received by a Borrower under the Ground Leases, Joint Venture Agreements, Existing Senior Financing and Permitted Property Financing other than notices in the ordinary course or which would not be material with respect to the related Property.

Each notice pursuant to this subsection shall be accompanied by a statement of the Borrowers setting forth in reasonable detail the details of the occurrence referred to therein and stating what action is proposed to be taken with respect thereto.

         5.9      Melville-Catskills Platform Environmental Covenants.


         The Borrowers shall use commercially reasonable efforts to cause the Melville-Catskill Platform to (i) as promptly as is commercially reasonable, obtain approval of the Voluntary Cleanup Plan ("VCP") proposal submitted to the New York State Department of Environmental Conservation ("NYSDEC") and (ii) as promptly as is commercially reasonable, implement such VCP, and (iii) obtain a "no further action" letter or the equivalent from the NYSDEC with respect to matters covered by the VCP.

         5.10 Management. The Borrowers shall use commercially reasonable efforts to cause the Manager to comply with the terms of the Management Agreement.

         5.11 Ground Leases. With respect to each of the Ground Leases, the Borrowers shall, and to the extent the Borrowers or any Subsidiaries have the right, the Borrowers and any Subsidiaries shall cause any Property Affiliate to, comply with the following:

                  (a) Cause the applicable Property Affiliate to promptly and faithfully observe, perform and comply with all the material terms, material covenants and material provisions thereof on the lessees' part to be observed, performed and complied with, at the times set forth therein and to do all things reasonably necessary to preserve unimpaired their material rights thereunder;

                  (b) To the extent of the actual knowledge of the Borrowers thereof, the Borrowers shall give the Lender prompt written notice of any default by anyone thereunder and promptly deliver to the Lender copies of each written notice of default and, after the occurrence of an Event of Default, copies of all other notices, communications, plans, specifications and other similar instruments actually received or delivered by any Borrower, any Platform Affiliate or any Property Affiliate in connection therewith;

                  (c) Furnish to the Lender such information and evidence as the Lender may reasonably require concerning the Property Affiliate's due observance, performance and compliance with the terms covenants and provisions thereof;

                  (d) Subject to the rights of any joint venture partners of the Subsidiaries or any Platform Affiliate and subject to the terms of the Recognition Agreements, in the event of any default by the lessee in the performance of any of its material obligations under a Ground Lease, including, without limitation, any default in the payment of rent, additional rent and other charges and impositions made payable by the lessee under a Ground Lease, then, in each and every case, the Borrowers shall use commercially reasonable efforts to permit the Lender at its option to cause the default or defaults to be remedied and otherwise exercise any and all of the rights of the lessee thereunder but no such action by the Lender shall release the Borrowers from any default hereunder. The Borrowers shall, on demand, reimburse the Lender for all advances reasonably made and expenses reasonably incurred by the Lender in curing any such default (including, without limitation, reasonable attorneys' fees and disbursements), together with interest thereon at the rate set forth in
Section 2.6(b) of this Agreement, from the date that an advance is made or expense is incurred, to and including the date the same is paid and such monies so expended by the Lender with interest thereon shall be secured by the Security Documents and the other Loan Documents;

                  (e) The Borrowers shall use commercially reasonable efforts to cause the applicable Property Affiliates to deliver to the Lender from time to time with reasonable frequency within ten (10) days after written request by the Lender, an estoppel certificate from the lessor under any one or more of the Ground Leases, as requested by the Lender, in the form provided for under the Ground Lease or as otherwise reasonably requested by the Lender;

                  (f) Cause the applicable Property Affiliate to enforce the material obligations of the lessor under each Ground Lease to the end that lessee thereunder may enjoy the material rights granted to it under the Ground Lease. If, pursuant to any Ground Lease, the lessor shall deliver to the Lender a copy of any written notice of default given to lessee under the Ground Lease, such notice shall constitute full authority and protection to the Lender for any reasonable action taken or omitted to be taken by the Lender, in good faith and in reliance thereon, subject to the terms of the applicable Recognition Agreements;

                  (g) To the extent of the actual knowledge of the Borrowers thereof, give the Lender prompt notice of the commencement of any arbitration or appraisal proceeding to which the lessee under any Ground Lease is a party or of which the lessee under any Ground Lease has been otherwise notified concerning the provisions of any Ground Lease. If such proceeding, if adversely determined, would be reasonably expected to have a Material Adverse Effect, the Borrowers shall confer with the Lender and its attorneys and experts and cooperate with them to the extent which the Lender deems reasonably necessary for the protection of the Lender to the extent permitted to do so. Upon the reasonable request of the Lender, the Borrowers will, or will use commercially reasonable efforts to exercise their rights, if any, to cause the Platform Affiliates to exercise all rights of arbitration conferred upon them by a Ground Lease. If at any time such proceeding shall have commenced, any of the Property Affiliates shall be in default in the performance or observance of any material covenant, material condition or other material requirement of the Ground Lease on the part of the Property Affiliate to be performed or observed or an Event of Default shall have occurred and be continuing, the Lender shall with respect to the applicable Properties have, and is hereby granted to the extent the Borrowers and Subsidiaries have the right, the sole and exclusive right to designate and appoint on behalf of the applicable Platform Affiliates the arbitrator or arbitrators, or appraiser, in such proceeding;

                  (h) If any Ground Lease is rejected in any case, proceeding or other action commenced by or against the lessor under such Ground Lease (or any person or party constituting or having an interest in the Ground Lease) under the U.S. Bankruptcy Code or any comparable federal or state statute or law, (i) the Borrowers shall, to the extent that they have the right, cause each Platform Affiliate, immediately after obtaining written notice thereof, to give notice thereof to the Lender (to the extent of the actual knowledge of the Borrowers thereof), (ii) the Borrowers, without the prior written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), shall not and shall use commercially reasonable efforts to prohibit the Platform Affiliates from electing to treat the Ground Lease as terminated pursuant to
Section 365(h)(1)(A)(i) of the U.S. Bankruptcy Code or any comparable federal or state statute or law, and any election made without such consent shall be void.

        5.12      Joint Ventures.

                  (a) The Borrowers will discharge or cause to be discharged as a Lien of record by payment or filing of the bond required by law, or otherwise, any (i) judgment Liens, or (ii) tax or other similar involuntary Liens as to which no right to contest or opportunity to cure is elsewhere provided in this Agreement, filed or otherwise asserted against any of the Joint Venture Interests, and any proceedings for the enforcement thereof, within ninety (90) days after any Borrower has actual notice thereof; provided, however, the Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such judgment Liens or tax or other such involuntary Liens upon the filing of such bond. If the Borrowers fail to so discharge or bond or contest Liens in the manner provided above, then the Lender may, but shall not be required to, procure the release and discharge of any such Lien and any judgment or decree thereon and in furtherance thereof may, in its discretion, effect any settlement or compromise or furnish any security or indemnity as may be reasonably required. All amounts reasonably expended by the Lender in connection with the provisions of this paragraph shall be secured by this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents. In settling, compromising or arranging for the discharge of any Liens under this paragraph, the Lender shall not be required to establish or confirm the validity or amount of the Lien.

                  (b) Each Borrower shall deliver to the Lender a copy of each material written notice given under any Joint Venture Agreement, promptly upon, but in any event within ten (10) days after, such Borrower's (or to the extent of the Borrowers' actual knowledge, the applicable Subsidiary Guarantor's or Platform Affiliate's) actual receipt thereof.

                  (c) Each Borrower shall promptly give the Lender a copy of any material written notice relating to any Joint Venture sent by any Borrower, or to the extent of its actual knowledge, any applicable Subsidiary Guarantor or Platform Affiliate, to any Joint Venture or party thereto.

                  (d) To the extent the Borrowers have the right, the Borrowers shall cause the applicable Subsidiary Guarantor or Platform Affiliate to, at their sole cost and expense, keep, observe, perform and discharge, duly and punctually, all of the material obligations, material terms, material covenants, material conditions, material representations and material warranties of any Joint Venture Agreement on the part of any Subsidiary Guarantor or Platform Affiliate to be kept, observed, performed and discharged.

                  (e) To the extent the Borrowers have the right, the Borrowers shall cause the applicable Subsidiary Guarantor or Platform Affiliate to, at their sole cost and expense, enforce in all material respect each Joint Venture Agreement in accordance with its terms; the Borrowers shall, and, to the extent the Borrowers have the right, shall cause the applicable Subsidiary Guarantor or Platform Affiliate to, appear in and defend any action or proceeding to which any Borrower, Subsidiary Guarantor or Platform Affiliate is made a party arising thereunder, and take all reasonable additional action to these ends as from time to time may be reasonably requested in writing by the Lender.

                  (f) The Borrowers shall use commercially reasonable efforts to deliver to the Lender from time to time with reasonable frequency within ten
(10) days after written request by the Lender, an estoppel certificate from the Joint Venture parties in any one or more of the Joint Ventures consistent with the recognition agreement delivered by the applicable Joint Venture party in connection with the Loan.

                                   SECTION 6

                               NEGATIVE COVENANTS

         The Borrowers hereby agrees that, so long as any amount is owing to the Lender hereunder or under any other Loan Document, the Borrowers shall not, and shall not permit any of the Subsidiaries or Platform Affiliates to:

         6.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, including any Indebtedness secured by a Lien on a Property, except:

                  (a) Indebtedness of the Borrowers under this Agreement;

                  (b) Indebtedness outstanding on the date hereof and listed on
Schedule 6.1;

                  (c) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Section 6.1(b), (i) for which, if applicable, a Right of First Offer has been made and (ii) which has been provided for in an Approved Annual Budget or otherwise approved by the Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

                  (d) any Indebtedness permitted pursuant to Sections 6.10 (which shall be limited to Persons comprising the Melville-Catskill Platform) and 6.11(c).

                  (e) Indebtedness of Titan JV to finance an investment permitted by Section 6.11(d) to the extent approved by the Lender in its discretion (which shall not be unreasonably withheld, conditioned or delayed).

                  (f) Other Indebtedness incurred in the ordinary course of business and consistent with past practice relating to the operation of a Property which is not material to such Property (and not including secured mortgage debt, mezzanine debt or lines of credit).

                  (g) Indebtedness with respect to the Wilton Construction Loan.

         6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, including any Lien on any Property, except for:

                  (a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or the applicable Platform Affiliate or Property Affiliate;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or a Platform Affiliate;

                  (f) Liens in existence on the date hereof listed on Schedule 6.2, securing Indebtedness permitted by Section 6.1(b), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                  (g) Liens securing Indebtedness permitted by Section 6.1(c), provided that the property encumbered by such Lien was encumbered by a Lien securing the Indebtedness refinanced, refunded, renewed or extended pursuant to
Section 6.1(c) prior to such refinancing, refunding, renewal or extension and that such Lien, after giving effect to such refinancing, refunding, renewal or extension does not spread to cover any additional property not encumbered prior to such refinancing, refunding, renewal or extension;

                  (h) Liens created pursuant to the Security Documents;

                  (i) Liens, if any, for Other Charges not yet payable;

                  (j) the Leases;

                  (k) Liens on the Melville-Catskill Platform securing Indebtedness permitted pursuant to Section 6.1(d);

                  (l) Liens excepted from coverage in any of the title insurance policies issued to Lender at Closing in connection with the Wilton Platform or the Student Housing Platform and with respect to the real property in the Melville-Catskill Platform, Liens that do not, in the aggregate constitute a Material Adverse Effect;

                  (m) Liens on Real Property acquired by Titan JV pursuant to
Section 6.11(d) to secure Indebtedness permitted by Section 6.1(e);

                  (n) Liens existing on the Closing Date listed on Schedule 6.2(n);

                  (o) Liens on Property securing Indebtedness permitted by
Section 6.1(f) provided that such Lien is only secured by the Property financed by such Indebtedness; and

                  (p) Liens on the assets of the Wilton Platform securing the Wilton Construction Loan.

         6.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation by any Borrower, Subsidiary Guarantor or Platform Affiliate except (w) as listed on Schedule 6.3, (x) guarantees approved by the Lender in connection with the Lender's approval of any Indebtedness; (y) guarantees by other members of the same Platform of Indebtedness permitted by Section 6.1(f) and (z) under the Loan Documents.

         6.4 Limitation on Structure and Operation of Business. In the case of the Borrowers and their Subsidiaries:

                  (a) Own any property or any other assets other than (i) the Capital Stock of a Subsidiary or Platform Affiliate and (ii) incidental personal and intangible property relating to the foregoing respective interests (including cash or Cash Equivalents in connection with such membership interests).

                  (b) Engage in any business other than business related to its respective interest, as specified in clause (a) above.

                  (c) Incur liabilities, contingent or otherwise, other than (i) those normal and incidental to its interest as stated in clause (a) above and
(ii) those permitted under Section 6.1, 6.2 or 6.3.

                  (d) Hold itself out to be responsible for the debts or obligations of any other Person other than in Section 6.3.

                  (e) Except as listed in Schedule 3.20, enter into any transaction, contract or agreement with any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party, except upon terms and conditions that are substantially similar to those that would be available on an arm's-length basis with third parties.

                  (f) Except as permitted in this Agreement, commingle the Borrowers' or a Platform Affiliates' funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person.

                  (g) Seek the dissolution or winding up, in whole or in part of the Borrowers or any Platform Affiliate or, except in the ordinary course of its business, any Property Affiliate.

                  (h) Amend, modify or otherwise change the provisions of its operating agreement if such amendment could materially adversely affect any of the requirements of this Section 6.4 applicable to it (provided that modifications to the tax allocation provisions revising allocation of taxable income and loss shall be permitted).

                         (i) Fail to observe each of the following:

                         (i) remain solvent and pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

                         (ii) do all things necessary to observe corporate, partnership or limited liability company formalities, as the case may be, and preserve its existence;

                         (iii) maintain books and records and bank accounts except for Cash Collateral Accounts separate from those of any other Person (including its Affiliates, any constituent party and any Affiliate of any constituent party) and file its own tax returns (except to the extent consolidation or inclusion is required as a matter of law or is otherwise consistent with past practice);

                         (iv) hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party);

                         (v) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                         (vi) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person; and

                         (vii) Intentionally Omitted.

                         (viii) Allocate fairly and reasonably any overhead for shared office space.

                         (ix) Use separate stationery, invoices, and checks.

                         (x) Correct any known misunderstanding regarding its separate identity.

                  (j) with respect to the Borrowers only (i) permit any Person, to conduct the Borrowers' businesses in the name of such other Person; or (ii) utilize the stationery, invoices or checks of any other Person.

                  (k) with respect to the Borrowers, not have any employees.

         6.5 Limitation on Fundamental Changes and Sale of Assets. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, a Property, or in the case of the Borrowers only, any Capital Stock of a Platform Affiliate owned by the Borrowers, or all or substantially all of its property, business or assets, or issue any Capital Stock, or make any material change in its present method of conducting business, except:

                  (a) pursuant to Liens permitted by Section 6.2;

                  (b) any sale or disposition of any Real Property or interest in any Property Affiliate to a Person for cash consideration which results in Net Cash Proceeds to the Borrowers in an amount equal to or greater than the Release Price for such Property or the Real Property owned or leased by such

Property Affiliate, as the case may be, provided that, (x) any payments required to be made pursuant to Section 2.4(c) have been made in respect of such sale or transfer and (y) any sale to any Affiliate must be approved by Lender in its discretion not to be unreasonably withheld, conditioned or delayed; or

                  (c) the issuance of Capital Stock (other than preferred stock), on a pro rata basis, to all of the holders of a Person's Capital Stock.

         6.6 Limitation on Dividends. (a) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrowers or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrowers or any Subsidiary or (b) pay any management or similar fees except for management fees payable under the Management Agreement and the RSVP Holdings Operating Agreement to the extent permitted by the Subordination Agreement.

         6.7 Student Housing Underwritten Net Cash Flow. Permit the Underwritten Net Cash Flow for RAP Student Housing Properties, LLC and its direct and indirect subsidiaries ("RAP Student Housing Entities") that generate cash flow as of the Closing Date to be less than $16,500,000 at any time; provided, that such minimum Underwritten Net Cash Flow amount shall be increased or decreased by the Lender, in its reasonable discretion, to reflect any new RAP Student Housing Entities that are created or sold after the Closing Date.

         6.8 Wilton Underwritten Net Cash Flow. Permit the Underwritten Net Cash Flow for the Wilton Platform to be less than $12,000,000 from 18 months following the date hereof.

         6.9 Platform Affiliate Change of Control. Borrowers ceasing to own directly or indirectly at least the percentage of each Platform Affiliate owned on the date hereof except (x) as otherwise permitted by Section 6.5 and the last paragraph of Section 7.1 and (y) dilution of the Borrowers' interest in Titan JV from investments permitted by Section 6.11(d).

         6.10 Limitation on Melville-Catskill Platform Financing. Obtain any construction financing on any of the Properties in the Melville-Catskill Platform unless the Borrower first repays the Loan in full or makes a partial prepayment of the Loan in an amount equal to the Release Price for the applicable Properties in the Melville-Catskill Platform subject to such construction financing. In addition, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the payment of such Release Price with respect to one or more applicable Properties in the Melville-Catskill Platform (any such Property being hereinafter referred to as a "Unrestricted Property"), any consent or approval rights of Lender in its capacity as such, and any covenants (other than covenants to give notice of certain events), restrictions, limitations or obligations of or pertaining to the Unrestricted Property under this Agreement or any other Loan Document which relates to

(a) third party construction financing, (b) any title matters or Liens with respect to the Unrestricted Property, (c) the zoning, subdivision, real estate taxes, entitlements, permitted uses, or governmental approvals that may be applicable to the Unrestricted Property, or (d) the planning, design, development, construction, Alteration, Expansion, use, leasing, management, maintenance, or operation of any Unrestricted Property, shall be of no further effect from and after the date of payment of the applicable Release Price, notwithstanding any Event of Default hereunder or exercise of the Lender's remedies subsequent thereto.

         6.11 Limitation on Investments, Loan and Advances. Create any new Subsidiaries directly owned by a Borrower or a Subsidiary Guarantor, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b) investments in cash and Cash Equivalents;

                  (c) investments including, without limitation, loans by the Borrowers in wholly owned Subsidiaries, Platform Affiliates or Property Affiliates and investments by Subsidiaries, Platform Affiliates or Property Affiliates in the Borrowers and in wholly owned Subsidiaries; provided, that no such investment maybe made by RAP Student Housing Properties LLC, or a Subsidiary in a newly acquired Real Property unless such Real Property is included in ROP Assets (as defined in the Environmental Indemnity Agreement); and

                  (d) investments by Titan JV in Real Property in the student housing sector approved by the Lender in its discretion with Titan JV Excluded Proceeds.

         6.12 Limitation on Optional Payments and Modifications of Material Agreements.


                  (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loan), or materially amend, modify or change, or consent or agree to any material amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon) other than (i) pursuant to an Approved Annual Budget, (ii) as approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) in connection with a transaction permitted by Section 6.1(c) or (iv) in connection with a transaction permitted by Section 6.5(b).

                  (b) Materially amend, modify or change, or consent or agree to any material amendment, modification or change to any of the material terms of
(i) the operating agreement of any Borrower or (ii) any operating agreement, joint venture agreement (except as provided in Section 6.24(a)) or other material agreement with respect to any Property without the prior consent of the Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

         6.13 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or any other Loan Document, and (b) fair and reasonable terms no less favorable to the Borrowers, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

         6.14 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrowers of real or personal property which has been or is to be sold or transferred by the Borrowers to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrowers, except the Platform Affiliates that own Real Property as a part of the Student Housing Platform may engage in sales and leaseback transactions so long as the sale is in compliance with Section 6.5(b) and any Indebtedness arising therefrom is permitted under Section 6.1.

         6.15 Limitation on Operation of Properties. Operate any of the Properties except in accordance with the Approved Annual Budget for the applicable fiscal year, (provided that with respect to the Student Housing Platform (i) revenue for any Real Property may not be less than 10% of the amount set forth in the Approved Annual Budget and (ii) controllable expenses may not exceed, for all of the Student Housing Platform, 10% of the amount set forth in the Approved Annual Budget other than variances thereto reasonably approved by the Lender after taking into account current market conditions. If the period as to which any Approved Annual Budget relates has expired and the applicable annual budget for the next period has not been approved (which approval shall not be unreasonably withheld, conditioned or delayed), then the applicable Borrower or Platform Affiliate shall operate its Properties in accordance with the last Approved Annual Budget subject to the same variance provisions; provided, however, that the Borrowers agree to promptly submit revised annual budgets to the Lender for its approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall work diligently and in good faith to respond to the Lender's objections to any annual budget. Notwithstanding the foregoing, each Borrower and Platform Affiliate shall have the right, without obtaining the Lender's prior approval (but subject to notifying the Lender of the same and the amount thereof as soon as possible) to incur expenses in excess of the Approved Annual Budgets, without regard to variance limits, in the event of an emergency which, in the reasonable judgment of such Borrower or Platform Affiliate, requires immediate action to avoid imminent personal injury, imminent physical property damage or imminent devaluation or criminal liability. Notwithstanding any provision to the contrary contained herein, any amounts spent in protecting the Lender's rights or preserving the Lender's collateral shall be deemed approved expenses, without regard to the variance limits.

         6.16 Limitation on Changes in Fiscal Year. Permit the fiscal year of any Borrower to end on a day other than December 31.

         6.17 Zoning and Uses. Without the Lender's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed and, solely with respect to the Melville-Catskill Platform and clauses (a), (e) or (f) below, shall not be required if such action (i) is material, Borrowers have used reasonable efforts to notify Lender in advance (and in any event will provide notice as promptly as practicable afterwards) and (ii) is consistent with the approved Business Plan and does not decrease density or change expected uses below those set forth in the approved Business Plan or decrease the value of the Properties), (a) initiate or support any change in the permitted uses of a Real Property (or to the extent applicable, the zoning reclassification of such Property) or any portion thereof or, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, the zoning ordinances) applicable to a Real Property, (b) use or permit the use of a Real Property in a manner that is reasonably likely to have a Material Adverse Effect or that would violate the material terms of any Lease, material agreement, or material Legal Requirements, (c) modify, amend or supplement any permitted Lien in a manner adverse in any material respect to the interests of the Lender, (d) other than easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or a Platform Affiliate, impose or permit or suffer the imposition of any restrictive covenants or easements upon Real Property, (e) execute or file any subdivision plat affecting a Property, (f) institute, or permit the institution of, proceedings to alter any tax lot comprising a Property, or (g) permit or suffer a Real Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or implied easement.

         6.18 Alterations and Expansions. Make or permit any demolition, alteration, installation or improvement to any Real Property or any part thereof (an "Alteration") or materially expand or materially reduce any Real Property or the Tenant Improvements thereon (a "Expansion"), except in accordance with the following terms and conditions:

                  (a) such Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Ground Leases, the Leases and Requirements of Law;

                  (b) no Event of Default shall have occurred and be continuing (except in the case of an Alteration that is required to cure an Event of Default or to comply with obligations under Ground Leases, the Leases or Requirements of Law) or shall occur as a result of such action;

                  (c) all work done in connection with any Alteration or Expansion shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be new and not less than the standard of quality a prudent owner would utilize, and all work shall be performed and all materials used in accordance with all applicable Requirements of Law and insurance requirements. If at any time during any Alteration or Expansion the applicable Borrower decides not to complete such Alteration or Expansion, such Borrower shall obtain the approval of the Lender to such stoppage (which approval shall not be unreasonably withheld, conditioned or delayed);

                  (d) the cost of any Alteration or Expansion shall be promptly and fully paid for by the applicable Borrower or Property Affiliate or the Tenant or subtenant performing the Alteration or Expansion (subject to the right to contest in accordance with Section 5.4 hereof);

                  (e) the Alteration or Expansion will not entitle any party to a Lease to terminate such Lease or otherwise give rise to any other rights of such parties (such as the right to terminate an operating covenant) that could have a Material Adverse Effect unless, in each case, the Lender consents thereto;

                  (f) with respect to any material Alteration or material Expansion, the applicable Property Affiliate shall have delivered to the Lender any information related thereto reasonably requested by the Lender, and with respect to any material Alteration or material Expansion that is not provided for in the approved Business Plan, the Lender shall have approved such material Alteration or material Expansion (which approval shall not be unreasonably withheld, conditioned or delayed); and all revisions thereto shall likewise be subject to the approval of the Lender (which approval shall not be unreasonably withheld, conditioned or delayed);

                  (g) to the extent practical and customary, no payment made prior to the final completion of such material Alteration or material Expansion to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such material Alteration or material Expansion shall be made without simultaneous receipt of Lien waivers or exceed ninety-five percent (95%) of the value of the work performed from time to time and materials furnished and incorporated into the improvements; and

                  (h) in the case of any material Alteration or material Expansion, the applicable Borrower or Property Affiliate shall provide evidence satisfactory to the Lender, in its discretion (which shall not be unreasonably withheld, conditioned or delayed), that such Borrower or Property Affiliate has available to it sufficient funds to complete such material Alteration or material Expansion.

         6.19     Leasing.

                  (a) Enter into a new individual Lease or a Lease renewal affecting space (i) consisting of 3,500 square feet in the aggregate or more of the space (measured by square footage in a Property) of any Real Property or
(ii) which requires the payment of rent which is less than 95% of the "target effective rental rate" (as defined in the applicable Approved Annual Budget) for rent for such Real Property as set forth in the applicable Approved Annual Budget (a "Material Lease"), or modify or amend the same in any material manner, in each case without the consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed);

                  (b) Terminate a Lease for more than 3,500 square feet in the aggregate or more of the space (measured by square footage in a Property) of any Property, without the consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed); and

                  (c) Fail to (i) substantially observe and substantially perform the material obligations imposed upon the lessor under the Leases with respect to a Property in a commercially reasonable manner; or (ii) substantially enforce the material terms, covenants and conditions contained in such Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner.

         For purposes of the foregoing subsections, separate leases with the same Tenant or with Affiliates of a Tenant shall be aggregated. Notwithstanding anything to the contrary in the foregoing, each Borrower, Platform Affiliate and Property Affiliate shall have the right to terminate or permit the termination of any Lease in accordance with the terms thereof in the event that a default by the Tenant thereunder has occurred. Any Lease submitted to Lender for the Lender's approval shall be accompanied by a certificate signed by the Borrowers containing a summary of the material terms of such Lease (including the economic terms and any termination options).

         6.20 Nonexempt ERISA Transactions. Engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such Sections relate to it, involving any Plan or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by a Lender of any of its rights under any Loan Document) to be a non-exempt prohibited transaction under ERISA which results or would reasonably be expected to result in a material liability to it.

         6.21 Management. Amend, modify, or otherwise change or permit any amendment, modification or other change to (i) the Management Agreement, except as provided in definition of "Management Agreement" or (ii) consent to any replacement of the Manager, in each case, without the prior consent of the Lender.

         6.22     Intentionally Omitted.

         6.23     Ground Leases.

                  (a) Engage in any action which results in a material default under any of the terms of a Ground Lease beyond the giving of any required notice and the expiration of any applicable cure period or a breach of any of the terms thereof.

                  (b) Exercise any right or option to cancel or otherwise terminate any Ground Lease.

                  (c) Cancel or surrender, or modify, amend or alter (or permit the alteration) of any of the terms of a Ground Lease or release the lessor under any Ground Lease from any material obligations imposed upon it thereby, in each case without the Lender's prior written consent (except that subject to prior notice to the Lender, no consent of the Lender shall be required for any amendment or modification which solely extends the term and/or lowers the rent under such Ground Lease), which in the case of any modification, amendment or alteration to any Ground Lease shall not be unreasonably withheld, conditioned or delayed).

         6.24     Joint Ventures.

                  (a) Terminate, amend or modify, or agree to terminate, amend or modify, or permit to be amended, terminated or modified, any Joint Venture Agreement or waive any material provision thereof; provided, that in the case of any such amendment or modification, the Lender shall not unreasonably withhold, delay or condition its consent thereto; provided, that no such consent shall be required if such amendment or modification does not affect the monetary rights or management rights of the parties or the transfer provisions or increase the obligations of the applicable Borrower or decrease the obligations of the other parties to the Joint Venture (provided the proposed amendment to the operating agreement of WRAP-I, LLC hereof is permitted to provide Triquest Financial or its Affiliates with a 2% interest subordinated to the Borrowers, indirect preferred return).

                  (b) Acquire, directly or indirectly, any additional interest in any Joint Venture, unless the Lender is given at least ten (10) Business Days prior written notice thereof and the Lender is given a lien and security interest in such additional interest in accordance with security documents similar to the Loan Documents given on the Closing Date by the Borrowers and legal opinions similar to those delivered to the Lender on the Closing Date.

                  (c) Withdraw as a general partner, managing member or member of any Joint Venture except pursuant to a sale of any Joint Venture Interest or liquidation of such Joint Venture permitted by this Agreement.

                  (d) File or pursue or take any action which would cause a dissolution or liquidation of any Joint Venture or seek a partition of any property of any Joint Venture, without the Lender's prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

         Notwithstanding anything herein to the contrary, it shall not be a violation of Sections 6.17 or 6.18 if a Platform Affiliate engages in an activity otherwise prohibited thereby without the consent of the Borrowers and the Lender if (a) the Borrowers did not have the right or ability to consent to such action and (b) such action could not reasonably be expected to have a Material Adverse Effect.

                                   SECTION 7

                                EVENTS OF DEFAULT

         7.1 Events of Default; Remedies. If any of the following events shall occur and be continuing:

                  (a) The Borrowers shall fail to pay any principal of the Loan when due in accordance with the terms hereof or the Borrowers shall fail to pay any interest on the Loan or any other amount payable hereunder when due in accordance with the terms hereof, in each instance within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

                  (b) Any representation or warranty made by the Borrowers herein or by any Loan Party or New World Realty Management, LLC in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been materially incorrect on or as of the date made; provided, that as long as the impact of such materially incorrect representation or warranty is not material to the creditworthiness of the Borrowers as a whole or the enforceability or validity of the Loan Documents individually or in the aggregate with any other misrepresentation (as determined by the Lender in its discretion not to be unreasonably withheld, conditioned or delayed), there shall be no Event of Default under this Section 7(b); or

                  (c) The Borrowers, any other Loan Party or New World Realty Management, LLC shall default in the observance or performance of any agreement by which it is bound contained in Section 6 of this Agreement (except for Sections 6.7 and 6.8, the sole and exclusive remedy for breach of which will be that the Lender will be notified of and have the right to attend all management meetings of the applicable Platform), Section 5 of the Guarantee and Collateral Agreement, Section 1 of the Intercreditor Agreement, or Section 2 of the Subordination Agreement; provided that if such default shall be by a Platform Affiliate and such default is susceptible of cure, such default shall not be an Event of Default for 7 Business Days after it occurs; or

                  (d) The Borrowers or any other Loan Party shall default in the observance or performance of any agreement by which it is bound contained in this Agreement or any other Loan Document (other than as provided in paragraphs
(a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) written notice of such default from the Lender or (ii) the date the Borrowers had knowledge thereof; or

                  (e) The Borrowers, any other Loan Party or any Platform Affiliate (other than any member of the Epoch Senior Living Platform) shall (i) default in any payment of principal or interest of any Indebtedness (other than the Loan but including any Indebtedness in respect of any Existing Senior Financing and any Permitted Property Financing) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or Lender on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $1,000,000 (or in the case of ROP, the ROP Threshold Amount); or

                  (f) (i) The Borrowers, any other Loan Party or any Platform Affiliate (other than, any Platform Affiliate involved in the Epoch Senior Living Platform with the exception of East-West HR LLC or, if East-West HR LLC causes it to file bankruptcy, any of its borrowers) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrowers or any Platform Affiliate shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrowers or any Platform Affiliate any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against the Borrowers or any Platform Affiliate any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) the Borrowers or any Platform Affiliate shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii), or (iii) above; or (v) the Borrowers or any Platform Affiliate shall admit, in writing, its inability to, pay its debts as they become due; or

                  (g) (i) Any Borrower, any other Loan Party or any Platform Affiliate shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrowers or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than pursuant to a Standard Termination, (v) the Borrowers or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender, is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve an aggregate liability amount in excess of $1,000,000; or

                  (h) One or more judgments or decrees shall be entered against the Borrowers, any other Loan Party or any Platform Affiliate (other than any member of the Epoch Senior Living Platform) involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 (or in the case of ROP, the ROP Threshold Amount), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                  (i) Any of the Security Documents, the Environmental Indemnity Agreement, the Management Agreement, Intercreditor Agreement or any Subordination Agreement shall cease, for any reason, to be in full force and effect, or the Borrowers or any other party to any of the foregoing shall so assert or the Liens created by any of the Security Documents shall cease to be enforceable and of the same priority purported to be created thereby; except, in the case of the enforceability of any Liens, to the extent that such lack of enforceability results solely and directly from the action or the failure to take action by the Lender; or

                  (j) A Change of Control shall have occurred; provided, however, that no Default or Event of Default shall exist under this paragraph
(i) with respect to a Change of Control of Reckson as set forth in clause (g) of the definition of "Change of Control" which occurs as a result of the failure of the Borrowers to obtain the Lender's Prior Consent to such Change of Control until the date which is 180 days after the occurrence of such Change of Control; or

                  (k) A default on the part of the Borrowers, the Platform Affiliates or the Property Affiliates shall occur under any Ground Lease for (i) the Wilton Platform, (ii) the Melville-Catskills Platform or (iii) the Student Housing Platform which in the aggregate could have a materially adverse effect in the case of this clause (iii) on the creditworthiness of the Borrowers as a whole or a default on the part of the Borrowers, the Platform Affiliates or the Property Affiliates in respect of any material obligation under any Joint Venture Agreement shall occur and, in each case, such default shall continue unremedied for the applicable default period set forth in such Ground Lease or Joint Venture Agreement; or

                  (l) the Wilton Construction Loan shall not be entered into by March 31, 2004; or

                  (m) any shortfall described in Section 5.3(f) shall not have been replenished at least four months prior to the date the funds would be required to be applied in accordance with the Approved Annual Budget.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 7 with respect to any Borrower, automatically the Loan (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and
(B) if such event is any other Event of Default, then the Lender may, by notice to the Borrowers, declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

         If an Event of Default occurs under (b), (c), (d), (e), (f), (h) or (k) with respect to any Platform Affiliates, such Event of Default shall be deemed to be cured if the Borrowers make a prepayment of the Loan in an amount equal to the Release Price for the Real Property in which such Platform Affiliate holds a direct or indirect property interest provided, that at such time of cure the Lender has not accelerated the Loan or taken any action to realize on any Collateral. Such prepayment of the Release Price shall be treated as a Capital Event and will be subject to the Yield Maintenance Premium as set forth in
Section 2.4(c) and such Platform Affiliate shall no longer be a Platform Affiliate but an Affiliate for purposes of this Agreement.

         If any Event of Default shall occur with respect to the Manager, the Lender shall not exercise any remedies in respect of such Event of Default under this Section 7 for 30 days following the occurrence of such Event of Default and if within such 30-day period the current Manager is replaced with a new Manager in accordance with the definition of Manager, then such Event of Default shall be deemed cured.

                                   SECTION 8

                          ASSIGNMENT AND PARTICIPATIONS

                  8.1 Assignment by Lender; Participations. (a) Each Borrower acknowledges that Lender may on or after the Closing Date sell and assign participation interests in and to the Loan, or pledge, hypothecate or encumber, or sell and assign all or any portion of the Loan, to or with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other Persons, parties or investors (including, without limitation, grantor trusts, owners trusts, special purpose corporations, REMICs, FASITs, real estate trusts or other similar or comparable vehicles) ("Participants") as may be selected by Lender on terms and conditions satisfactory to Lender; provided, that (i) no sale, pledge, hypothecation, encumbrance or assignment of participation interests may be made to any entity as set forth on Schedule 8.1 without the prior written consent of the Borrowers in their sole and absolute discretion, (ii) at the time of any sale, pledge, hypothecation, encumbrance or assignment of participation interests, GMAC shall own free of Liens no less than 25% of the total principal amount outstanding under the Loan and there are no more than ten (10) Participants and (iii) GMAC shall continue to act as the "Lender" hereunder and continue to service the Loan and (iv) no assignment or participation shall be less than $5,000,000.

                  (b) Subject to the restrictions set forth in the proviso of
Section 8.1(a), the Borrowers shall cooperate with the Lender in connection with the sale of all or a component of the Loan or the participation, or the pledge, hypothecation, encumbrance, assignment or securitization of the Loan, including, if necessary, obtaining ratings from one or more rating agencies, which cooperation shall include (i) providing additional information regarding the Properties, Borrowers or any of the other Loan Parties or their Affiliates as may be reasonably requested, including, without limitation, using commercially reasonable efforts to obtain additional appraisals, environmental reports, engineering reports and similar due diligence materials, and updates, verifications and consents with respect to such materials that were delivered at closing, (ii) using commercially reasonable efforts to supply such documentation, financial statements (but not including financial statements of any individual), and reports that may be required to comply with Regulation S-X of the federal securities law, (iii) making modifications to the Loan Documents for the Loan or using commercially reasonable efforts to modify the organizational documents of the Loan Parties (excluding ROP), or supplying additional opinions, (iv) delivering additional tenant estoppel letters, subordination agreement or similar agreements and (v) participating (including senior management of Borrowers) in meetings and presentations to the rating agencies and prospective investors, in each case as required by the rating agency or agencies or prospective investors; provided that no such modification, revision, additional documents, or other action in connection with such cooperation shall increase the obligations other than to a de minimus extent or decrease other than to a de minimus extent the rights of the Borrowers pursuant to the Loan Documents for the Loan. If requested by the Lender, the Borrowers will, and will use commercially reasonable efforts to cause each Loan Party or Affiliate to, execute and deliver such documents and instruments as may be necessary to split the Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Loan Documents to the full extent reasonably required by Lender to facilitate the sale. The third party costs of providing such additional opinions, additional documents, revisions to existing opinions or modifications to the Loan Documents evidencing the Loan or other actions in connection with such cooperation shall be borne by the Lender. At the reasonable request of the Lender, the Borrowers shall make such representations and warranties as of the date of the participation, assignment or securitization as are customary in such transactions, review any factual information or disclosures with respect to the Properties, Borrowers and the other Loan Parties or their Affiliates contained in any private placement memorandum, prospectus, registration statement, or other offering materials relating to any sale or securitization of the Loan, and Borrowers shall indemnify the Lender against securities liability and any loss or expense incurred as a result of any misstatements or omissions in any written offering material approved by Borrowers.

                  (c) From and after the effective date of any assignment of any portion of the Loan permitted by Section 8.1(a) to any Person (an "Assignee")
(i) such Assignee shall be a party hereto and to each of the other Loan Documents to the extent of the applicable percentage or percentages assigned to such Assignee and, except as otherwise specified herein, shall succeed to the rights and obligations of Lender hereunder in respect of such applicable percentage or percentages and (ii) Lender shall relinquish its rights and be released from its obligations hereunder and under the Loan Documents to the extent of such applicable percentage or percentages.

                  (d) Following any assignment to any Assignee, any action to be taken (including, without limitation, acceleration of the Loan, exercise of any remedy or foreclosure) by or consent required of, the Lender or any amendment, supplement or other modification of the Loan Document shall require the consent (subject to any standard of approval provided for in the document) of GMAC and Assignees holding more than 50% of the principal amount of the Loan, except consent of GMAC and all Assignees shall be required to (x) reduce the amount or extend the scheduled date of maturity of the Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or (y) except in connection with an approval pursuant to the definition of "Lender's Prior Consent" or pursuant to
Section 6.5 consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral.

                  (e) No Participant shall have the right to consent to any waiver or amendment, supplement or modification of the Loan Documents unless such waiver, amendment, supplement or modification shall (x) reduce the amount or extend the scheduled date of maturity of the Loan or of the installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or (y) except in connection with an approval pursuant to the definition of "Lender's Prior Consent" pursuant to Section 6.5 consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral.

                  (f) The liabilities of Lender and each of the other Assignees shall be separate and not joint and several. Neither Lender nor any Assignee shall be responsible for the obligations of any other Assignee.

                  (g) Lender, each Assignee and each Participant and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Loan Party or any Affiliate, and any Person who may do business with or own interests in or securities of any Loan Party or any Affiliate, without any duty to accounts therefor.

                  (h) This Agreement and the other Loan Documents are being entered into by Lender individually and as agent for all present and future Assignees, and privity of contract is hereby created among Lender and all present and future Assignees, on the one hand, and the Borrowers, on the other hand.

                  (i) Any purported sale, assignment, participation, pledge, hypothecation, encumbrance or any disposition in violation of this Section 8.1 shall be null and void ab initio.

                                   SECTION 9

                                  MISCELLANEOUS

         9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Lender may, from time to time, (a) enter into with the Borrowers, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrowers hereunder or thereunder or (b) waive any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrowers. In the case of any waiver, the Borrowers and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission, followed by delivery by hand or by mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, registered or certified mail, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed (and followed by delivery by hand or by mail as provided in (a) or (b), addressed as follows in the case of the Borrowers and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

                         The Borrowers:

                         c/o RSVP Holdings, LLC
                         225 Broadhollow Road
                         Melville, New York  11747
                         Attention: Scott H. Rechler
                         Fax:  (631) 622-6788
                         with a copy to:

                         New World Realty, LLC
                         60 Cuttermill Road, Suite 612
                         Great Neck, New York 11021
                         Attention:  Co-Chief Executive Officer
                         Fax:  (516) 465-2801

                         with a copy to:

                         New World Realty Management, LLC
                         60 Cuttermill Road, Suite 612
                         Great Neck, New York 11021
                         Attention:  Co-Chief Executive Officer
                         Fax:  (516) 465-2801

                         with a copy to:

                         Herrick, Feinstein LLP
                         2 Park Avenue
                         New York, New York 10016
                         Attention:  Stephen M. Rathkopf, Esq.
                         Fax:  (212) 592 1500

                         The Lender:

                         Commercial Ventures
                         GMAC Commercial Mortgage Corporation
                         Wall Street Plaza
                         88 Pine Street, 18th Floor
                         New York, New York   10005
                         Attention:  Steven Sokol/Dan Driscoll
                         Fax:  (212) 269-5286

                         with a copy to :

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, New York 10019-6064
                         Attention:  Eric Goodison
                         Fax: (212) 757-3990

         9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.4 Survival of Representations and Warranties. (a) Notwithstanding any provision to the contrary contained herein, all representations and warranties made hereunder are made only as of the date of this Agreement; such representations and warranties made as of such date only shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

                  (b) Notwithstanding any provision to the contrary contained herein, the survival of any provision set forth in this Agreement pursuant to
Section 9.5 or otherwise, shall not serve to obligate any of the Borrowers, any other Loan Party or any affiliate of any Borrower or any Loan Party to continue to comply with any affirmative or negative covenants or any other provision of this Agreement or any other provision of any other Loan Document once the Loan amount (exclusive of any contingent obligations or other amounts not then due and payable to the Lender) is paid in full.

         9.5 Payment of Expenses. The Borrowers agree (a) subject to Section 8.1, to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and its out-of-pocket costs and expenses incurred by unaffiliated third parties incurred in connection with (or affiliates with the prior consent of the Borrowers not to be unreasonably withheld, delayed or conditioned) consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one counsel to the Lender and any local counsel retained by the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees, if any, which are payable in connection with the execution and delivery of, or consummation of, any of the transactions contemplated by (including, without limitation, any foreclosure or transfer in lieu thereof pursuant to any of the Security Documents) and (d) subject to Section 8.1 to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, and any such other documents (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided that the Borrowers shall have no obligation hereunder to the Lender with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the Lender. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

         9.6 Successors and Assigns; Participations(a) . (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender, and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and any such purported assignment shall be null and void.

                  (b) Subject to the provisions of Section 9.17, the Borrowers authorize the Lender to disclose to any Participant and any prospective Participant any and all financial information in the Lender's possession concerning the Borrowers and its Affiliates and any other party which has been delivered to the Lender by or on behalf of the Borrowers and its Affiliates pursuant to this Agreement in connection with such Lender's credit evaluation of the Borrowers, the other Loan Documents or which has been delivered to the Lender by or on behalf of any of the Borrowers' Affiliates prior to becoming a party to this Agreement.

         9.7      Intentionally Omitted.

         9.8 Set-off(a) . In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. The Lender agrees promptly to notify the Borrowers and the Lender after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Lender.

         9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.11 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         9.13 Submission To Jurisdiction; Waivers. Each of the Borrowers and the Lender hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to, as applicable, the Borrowers at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto and to the Lender at its address set forth in Section
9.2 or at such other address of which the Borrower shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

         9.14 Acknowledgments. Each of the Borrowers hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) the Lender has no any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender or among the Borrowers and the Lender.

         9.15 WAIVERS OF JURY TRIAL. THE BORROWERS AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         9.16     Joint and Several Obligation.

                  (a) The Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Lender's security interest (on behalf of the Lender) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by Borrower or any other Person to the Lender in connection with the Loan, to the extent provided in the Security Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Lender to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any notice given by any Borrower to the Lender shall bind all Borrowers, and that any notice given by the Lender to any Borrower shall be effective with respect to all Borrowers. Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to the Lender any amount in excess of the Loan advanced hereunder directly to such Borrower or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Section 9.16(b) below. The provisions of this Section 9.16(a) shall in no way limit the obligations and liabilities of any Borrower to the Lender and each Borrower shall remain liable to the Lender for the full amount of the Obligations.

                  (b) No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document, until all amounts owing to the Lender on account of the Obligations are paid in full. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Lender, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Lender in the exact form received by such Borrower (duly endorsed by such Borrower to the Lender, if required), to be applied against the Obligations, whether matured or unmatured.

         9.17 Confidentiality(a) . (a) The Lender agrees to keep confidential all non-public information provided to it by any Borrower or any other Person in connection with the Loan or pursuant to this Agreement or any other Loan Document; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any Participant, Assignee or prospective Participant or Assignee which agrees to be bound by the provisions of this subsection, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors which agree to comply with the provisions of this subsection, (iii) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over the Lender, (iv) in response to any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) which was available to the Lender prior to its disclosure to the Lender by such Borrower or other Person or (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this subsection.

                  (b) Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agents of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions; provided further that this sentence shall not be effective with respect to any Person until the earliest of the date of a public announcement (if any) of discussions relating to any such transaction involving such Person, the date of a public announcement (if any) of any such transaction involving such Person or the date of the execution of a definitive agreement to enter into any such transaction involving such Person, it being understood that there are no limits at any time on the ability of any party to consult its own independent tax advisor regarding the tax treatment or tax structure of the transaction.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                            RSVP HOLDINGS, LLC,
                            by its Management Committee

                                 _______________________________________________
                                 Scott Rechler, as a Management
                                 Committee member and not individually


                                 _______________________________________________
                                 Seth B. Lipsay, as a Management
                                 Committee member and not individually


                                 _______________________________________________
                                 Steven H. Shepsman, as a Management
                                 Committee Member and not individually


                            RECKSON STRATEGIC VENTURE
                            PARTNERS, LLC

                            By:  RSVP Holdings, LLC, its Managing
                                 Member, by its Management Committee


                                 _______________________________________________
                                 Scott Rechler, as a Management
                                 Committee member and not individually


                                 _______________________________________________
                                 Seth B. Lipsay, as a Management
                                 Committee member and not individually


                                 _______________________________________________
                                 Steven H. Shepsman, as a Management
                                 Committee Member and not individually

                            RECKSON ASSET PARTNERS, LLC

                            By:  Reckson Strategic Venture Partners,
                                 LLC, a Member

                            By:  RSVP Holdings, LLC, its Managing
                                 Member, by its Management
                                 Committee

                                 _______________________________________
                                 Scott Rechler, as a Management
                                 Committee member and not individually


                                 _______________________________________
                                 Seth B. Lipsay, as a Management
                                 Committee member and not
                                 individually


                                 _______________________________________
                                 Steven H. Shepsman, as a Management
                                 Committee Member and not
                                 individually

                            GMAC COMMERCIAL MORTGAGE
                            CORPORATION,
                            as Lender

                            By:  ___________________________________
                                 Name:
                                 Title: